UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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KINETIC CONCEPTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KINETIC CONCEPTS, INC.

8023 Vantage Drive

San Antonio, Texas 78230

www.kci1.com

To our Shareholders:

I am pleased to invite you to attend the 2011 annual meeting of shareholders of Kinetic Concepts, Inc., to be held on May 24, 2011 at 8:30 a.m. CDT at the The Westin La Cantera Resort, 16641 La Cantera Parkway, San Antonio, TX 78256.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible.

Registered shareholders may vote by mailing a proxy card, or vote over the phone or Internet, according to the instructions enclosed. Voting by written, telephonic or electronic proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of the voting options.

If you hold shares through a bank, broker or other nominee, you should follow the instructions you receive from the holder of record to vote your shares held in that account. Brokers holding shares beneficially owned by their clients will not have the ability to cast votes with respect to the election of directors and executive compensation matters unless they have received instructions from the beneficial owner of the shares. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors and for executive compensation matters.

Thank you for your ongoing support of and continued interest in KCI.

Sincerely,

Ronald W. Dollens
Chairman of the Board of Directors

April 15, 2011

KINETIC CONCEPTS, INC.

8023 Vantage Drive

San Antonio, Texas 78230

Notice of Annual Meeting of Shareholders

To be Held on May 24, 2011

TIME:	8:30 a.m. CDT
PLACE:	The Westin La Cantera Resort 16641 La Cantera Parkway San Antonio, TX 78256
ITEMS OF BUSINESS:

1.      To elect four Class A directors for a three-year term;

2.      To ratify the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2011;

3.      To conduct an advisory vote on executive compensation;

4.      To conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and

5.      To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
RECORD DATE:	Shareholders of record of Kinetic Concepts, Inc. at the close of business on March 31, 2011 are entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof.
VOTING BY PROXY:

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by mail according to the instructions enclosed, or you can vote over the telephone or the Internet as described on the enclosed proxy card.

By Order of the Board of Directors

John T. Bibb
Senior Vice President, General Counsel and Assistant Secretary

San Antonio, Texas

April 15, 2011

2011 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

KINETIC CONCEPTS, INC.

8023 Vantage Drive

San Antonio, Texas 78230

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by Kinetic Concepts, Inc. (“KCI,” the “Company,” “we” or “us”) on behalf of the Board of Directors for the 2011 annual meeting of shareholders to be held on May 24, 2011, beginning at 8:30 a.m. CDT, at The Westin La Cantera Resort, 16641 La Cantera Parkway, San Antonio, TX 78256, and at any adjournment or postponement of the annual meeting. The Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about April 15, 2011.

We will bear the entire cost of soliciting the proxies, including the preparation, assembly, printing, mailing and distributing of these proxy materials. The Company has retained MacKenzie Partners, Inc. to act as a proxy solicitor in conjunction with the annual meeting and has agreed to pay $12,500, plus reasonable out-of-pocket expenses, to MacKenzie Partners, Inc. for proxy solicitation services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Annual Meeting Business

At our annual meeting, shareholders will act upon the following business matters:

•	to elect four Class A directors for a three-year term;

•	to ratify the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2011;

•	to conduct an advisory vote on executive compensation;

•	to conduct an advisory vote on the frequency of holding future advisory votes on executive compensation; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

In addition, our management will report on our performance during fiscal 2010 and respond to questions from shareholders.

Shares to be Voted

You may vote all shares of KCI common stock owned by you as of the close of business on the record date, March 31, 2011. These shares include (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of common stock owned by you entitles you to cast one vote on each matter to be voted upon.

Most of our shareholders hold their shares beneficially through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held directly of record and those owned beneficially through a nominee.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by KCI. As the shareholder of record, you have the right to grant your voting proxy directly to the proxies designated in the accompanying proxy card or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use. Your proxy card also provides instructions on how to vote over the telephone or over the Internet. If you choose to vote in person at the annual meeting, please bring the enclosed proxy card or other proof of identification.

Beneficial Owner

If you hold shares in a stock brokerage account or through a bank or other nominee, the shares are held in “street name” and you are considered the beneficial owner of the shares. These proxy materials are being forwarded to you by your broker, bank or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and you are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under New York Stock Exchange (“NYSE”) rules, brokers and other nominees have the discretion to vote on routine matters such as Proposal 2, but do not have discretion to vote on non-routine matters such as Proposals 1, 3, and 4 with respect to the election of directors and executive compensation matters. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 2 and any other routine matters properly presented for a vote at the Annual Meeting. If your shares are held by a broker or other nominee, it is important that you provide instructions to your broker or other nominee so your vote is counted with respect to the election of directors and executive compensation matters.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SHARES HELD BENEFICIALLY IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

Voting by Proxy

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by signing your proxy card or, for shares held in street name, the voting instruction card included and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. You may also vote over the telephone or over the Internet as described on the enclosed proxy card. If you vote by telephone or over the Internet, do not return your proxy card.

If you receive more than one proxy card or voting instruction, it means your shares are registered multiple times or you hold shares in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Changing Your Vote or Revoking Your Proxy

If you voted by mail, you may revoke your proxy or change your vote at any time prior to the close of voting at the annual meeting by filing a notice of revocation or by submitting a duly executed proxy bearing a later date with our Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230. If you voted via the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be. If you are a shareholder of record, you may also revoke your proxy or change your vote by attending the meeting and voting in person. You may obtain a new proxy card by contacting Todd Wyatt in KCI Investor Relations at todd.wyatt@kci1.com or (210) 255-6157 or by attending the meeting in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy or change your vote by following the instructions provided by your broker, bank or nominee.

Quorum Requirements

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting the shareholders to conduct business at the annual meeting. At the close of business on the record date, 72,368,938 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of determining whether a quorum is present.

Board Recommendations

If you are a shareholder of record and provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you vote by proxy card or voting instruction card and sign the card without giving specific instructions, then the persons named as proxy holders on the proxy card will vote your shares in accordance with the recommendations of our Board of Directors. The Board of Directors’s recommendation is set forth below together with the description of each item in this Proxy Statement. In summary, the Board of Directors’s recommendations are as follows:

•	“FOR” the election of each of our nominees to the Board of Directors;

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2011;

•

“FOR” the approval of the compensation of KCI’s named executive officers as disclosed in the Proxy Statement for the 2011 annual meeting of shareholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion; and

•	“FOR” the approval of an annual advisory vote on the compensation of KCI’s named executive officers.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.

Votes Required for Proposal 1 to Elect Directors; Majority Voting Policy

Under our By-laws, a plurality of votes cast is required for the election of directors. However, under our Corporate Governance Guidelines, the election of directors is subject to a majority-vote policy. The policy requires that the number of votes cast “for” a director nominee must exceed the number of votes “withheld” from that nominee in an uncontested election. An uncontested election of directors is an election in which the only nominees are persons nominated by the Board of Directors. Abstentions are counted as shares present and entitled to be voted, but abstentions and, if applicable, broker non-votes are not counted as votes “for” a director nominee or “withheld” from a director nominee.

In an uncontested election, any nominee who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation to the Chairman of the Board of Directors within five days following the certification of the shareholder vote. The Nominating and Governance Committee is then required to make a recommendation to the Board of Directors as to whether it should accept such resignation. Thereafter, the Board of Directors is required to decide whether to accept such resignation and to disclose its decision-making process.

In contested elections, the required vote would be a plurality of votes cast. Under a plurality voting standard, a nominee for director receiving the most “for” votes is elected. Only votes “for” or “withheld” are counted in determining whether a plurality has been cast in favor of a director. Abstentions and broker non-votes, if any, are not counted for purposes of the election of directors. Full details of this policy are set forth in our Corporate Governance Guidelines that are available in the Investor Relations section of our website at www.kci1.com.

Under NYSE rules, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to directors is counted.

Vote Required for Proposal 2 to Ratify Appointment of Auditors

The proposal for ratification of the appointment of auditors will require the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote. In determining whether this proposal received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes, if any, will not have any effect on the result of the vote.

Under New York Stock Exchange (“NYSE”) rules, brokers and other nominees have the discretion to vote on routine matters such as to ratify the appointment of auditors.

Vote Required for Proposal 3: Advisory Vote on Executive Compensation

The proposal regarding the advisory vote to approve KCI’s executive compensation program as disclosed in this Proxy Statement will require the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote. In determining whether the proposal received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes, if any, will not have any effect on the result of the vote.

Under NYSE rules, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the advisory vote on executive compensation unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to this matter is counted.

Vote Required for Proposal 4: Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation

For the proposal regarding the advisory vote on the frequency of holding future advisory votes on executive compensation, the number of years that receives the highest number of votes of the shares present or represented by proxy at the annual meeting and entitled to vote will be the frequency the shareholders approve. Abstentions and broker non-votes, if any, will not have any effect on the outcome of the vote.

Under NYSE rules, brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the frequency of holding future advisory votes on executive compensation unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to this matter is counted.

Inspector of Election; Announcement of Results

John T. Bibb, Senior Vice President, General Counsel and Assistant Secretary, will tabulate the votes and act as the inspector of election. We will announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K to be filed within four days of the annual meeting.

Admission to the Meeting

You will be admitted to the meeting only if you are listed as a shareholder of record or a beneficial owner as of the close of business on March 31, 2011 and bring proof of identification. If you hold your shares through a broker, bank or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker, bank or nominee or a copy of a brokerage statement showing your share ownership as of March 31, 2011.

Shareholder Proposals

For a shareholder’s proposal to be included in our Proxy Statement for the 2012 annual meeting of shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the proposal must be received by our Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230 not later than December 16, 2011. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered timely, our By-laws require that such proposals must be submitted to our Corporate Secretary, not later than February 24, 2012 and not earlier than January 25, 2012, unless the annual meeting is called for a date earlier than April 24, 2012 or later than June 23, 2012, in which case such proposal may not be received later than 10 days following the day on which public announcement of the date of such meeting is made.

Corporate Governance and Board of Directors Matters

Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Director	Audit and Compliance Committee		Compensation Committee		Nominating and Governance Committee		Technology Committee
Ronald W. Dollens, Chairman of the Board			X
James R. Leininger, M.D., Chairman Emeritus							X
Catherine M. Burzik, Chief Executive Officer							X	*
Craig R. Callen					X		X
Woodrin Grossman	X	*
Harry R. Jacobson, M.D.	X						X
Carl F. Kohrt, Ph.D.			X				X
David J. Simpson	X				X
C. Thomas Smith	X		X	*
Donald E. Steen			X		X	*

X	Committee member
*	Committee chairperson

Director Independence

The Board of Directors has adopted Director Independence Criteria applicable to all directors, which include all elements of independence set forth in the NYSE standards. Unless a director has some other material relationship with KCI, a director will be deemed independent if during the past year, and during the three years preceding the date on which such determination is made:

•	KCI has not employed and is not currently employing the director or any of his or her immediate family members;

•

the director is not a current partner or employee of a firm that is KCI’s internal or external auditors, nor are any of the director’s immediate family members currently (or within the last three years) employees or partners of KCI’s internal or external auditors who personally work on KCI’s audit;

•

neither the director, nor any of his or her immediate family members, has received more than $120,000 in any twelve-month period in direct compensation from KCI (other than director and committee fees and pension or other forms of deferred compensation for prior service that are not contingent in any way on continued services);

•

neither the director, nor any of his or her immediate family members, has been employed or is currently employed as an executive officer of another company where any of KCI’s present executive officers served or serves at the same time on such other company’s compensation committee or an equivalent committee;

•

the director has not (directly or indirectly as a partner, shareholder or officer of another corporation or other entity) provided, nor is the director currently providing, paid consulting, legal or financial advisory services to KCI or KCI’s present or former internal or external auditors;

•

the director has not been and is not currently an executive officer or an employee, and no immediate family member of the director has been or currently is an executive officer, of a company that makes or has made payments to, or receives or has received payments from, KCI for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

the director has not served and is not serving as an executive officer of a charitable organization to which contributions by KCI in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

The Director Independence Criteria is available in the Investor Relations section of our website at www.kci1.com.

In accordance with NYSE rules, the Board affirmatively determines the independence of each director and nominee for election as a director pursuant to our Director Independence Criteria. Based on these standards, the Board of Directors has considered the independence of each director by reviewing the responses of each director to an annual questionnaire with respect to independence. In addition, the Board of Directors has reviewed other considerations such as Dr. Leininger’s prior service with KCI, the provision by KCI of administrative support and office space at corporate headquarters for Dr. Leininger, as well as certain loans, business relationships and investment transactions between Dr. Leininger and Dr. Jacobson not involving KCI or management. The Board has affirmatively determined that all of the directors are independent with the exception of Ms. Burzik, due to her employment with the Company, and Dr. Leininger, due to his location on site and use of corporate resources. Although Dr. Leininger offices at KCI’s corporate headquarters and receives administrative support, he is not a member of the KCI management team.

Board Leadership Structure

The current leadership structure of the Board of Directors includes an independent Chairman of the Board, separate from the position of Chief Executive Officer (“CEO”). The Board of Directors believes that a separate Chairman of the Board is the most appropriate leadership structure at this time as it recognizes the differences between the two roles. The CEO is responsible for setting KCI’s strategic direction and the day-to-day leadership and performance of KCI, while the Chairman of the Board of Directors provides guidance to the CEO, oversees the agenda for Board meetings and presides over meetings of the full Board of Directors and shareholders.

In addition to the independent Chairman, the Board of Directors has a substantial majority of independent directors. Eight out of ten directors are independent directors under the listing standards of the NYSE and KCI’s Director Independence Criteria. The Audit and Compliance Committee, the Nominating and Governance Committee and the Compensation Committee are each composed solely of independent directors. Consequently, independent directors directly oversee critical matters and appropriately monitor the affairs of KCI.

Risk Oversight

The role of the Board of Directors and its Committees in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to KCI, including operational, financial, legal, regulatory, and strategic and reputational risks. The Board of Directors (or the appropriate Committee in the case of risks that are under the purview of a particular Committee) receives these reports from the appropriate “risk owner” within the organization to enable the Board of Directors to understand our risk identification, risk management, and risk mitigation strategies. Accordingly, the Board of Directors administers its risk oversight function with assistance of the Audit and Compliance Committee, and as appropriate, the Nominating and Governance Committee and the Compensation Committee. The Board of Directors believes that independent oversight is important in its risk oversight functions. Accordingly, the Audit and Compliance Committee, the Nominating and Governance Committee and the Compensation Committee consist solely of independent directors.

The Audit and Compliance Committee has responsibility for oversight of KCI’s enterprise risk management program and receives quarterly updates from management on risk management initiatives undertaken by KCI. The Audit and Compliance Committee provides the Board of Directors with regular updates on KCI’s enterprise risk management program and any significant changes in identified risks and changes in risk management programs. The Nominating and Governance Committee assists the Audit and Compliance Committee in its periodic review of KCI’s compliance with laws and regulations and the results of internal compliance programs. The Compensation Committee, with input from the Audit and Compliance Committee, conducts periodic reviews of KCI’s incentive compensation arrangements and practices to assess the extent to which such arrangements and practices encourage excessive risk-taking behavior by executive officers and employees, as further described below. The Compensation Committee is authorized to alter or recommend to the Board of Directors alterations to incentive compensation arrangements as necessary to manage appropriate risk-taking behavior.

The charters for the Audit and Compliance Committee, the Nominating and Governance Committee, and the Compensation Committee provide that each of the committees may meet with management, consultants and advisors as each Committee deems appropriate. The Committees also receive and review reports from management with respect to the applicable risk exposures of KCI. When a Committee receives a report from management, the Committee chair routinely reports to the full Board of Directors on identified risk exposures. This enables the Board of Directors and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships that are addressed by each Committee.

Compensation Risk Analysis

During 2010, Aon Hewitt, the Compensation Committee’s independent compensation consultant, assisted the Committee with a review of the Company’s compensation policies and practices for the Company’s employees and whether such policies encourage excessive risk taking relative to general compensation plan risk factors. Among other things, this analysis examined short-term incentives, long-term incentives, change-in-control benefits, the mix of equity-based awards, the existence of caps on incentive compensation, the composition and balance of performance metrics and the various performance thresholds, and stock ownership requirements. This analysis also considered the existence of governance practices, auditing oversight, and counterbalancing policies such as the compensation adjustment policy authorizing recoupment of certain compensation following a restatement of the Company’s financial statements. Following such review, the Committee determined that the design of the Company’s compensation plans and programs for its employees will not create risks that would have a material adverse effect on the Company and do not have a reasonable probability of motivating excessive risk-taking that could have a material adverse effect on the Company.

2010 Board Meetings

During the fiscal year ended December 31, 2010, the Board of Directors held 10 meetings. Each Board member attended 75% or more of the aggregate meetings of the Board of Directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. KCI’s policy regarding director attendance at the annual meeting of shareholders is for the directors to attend in person or electronically. All of our directors attended the 2010 annual meeting of shareholders of KCI.

Executive Sessions of Independent Directors

At each regularly scheduled board meeting, the non-management directors meet in an executive session without management to discuss the affairs of KCI. Occasionally, non-management members of the Board committees meet to discuss items related to their committees. Ronald W. Dollens, Chairman of the Board, generally presides over the executive sessions of our Board’s non-management directors, except that the chairs of Board committees preside at executive sessions of non-management directors held following meetings of their committees or at which the principal items to be considered are within the scope or authority of their committees.

Communicating with the Board of Directors

The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. All correspondence should be addressed to the Board of Directors or any individual director, group of directors or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 8023 Vantage Dr., San Antonio, Texas 78230. Those wishing to communicate with the director presiding over non-management executive sessions or non-management directors as a group may do so by sending correspondence to the same address.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material, will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which set forth the principles by which the Board manages the affairs of KCI. The Board of Directors has also adopted the following three codes of business conduct and ethics:

•	Directors’ Code of Business Conduct and Ethics;

•	Code of Ethics for Chief Executive and Senior Financial Officers; and

•	KCI Code of Conduct for Ethical Business Practices.

Copies of each of these policies are available on our website at www.kci1.com. We intend to post on our website any material changes to, or waiver from, our codes of business conduct and ethics, if any, within four business days of any such event.

Compensation Consultant

The Compensation Committee has the sole authority to retain and terminate independent counsel or other consultants and advisors as it deems necessary or appropriate to carry out its responsibilities. The fees for any advisors retained by the Compensation Committee are paid by KCI. In 2010, the Compensation Committee engaged the services of Aon Hewitt (the “compensation consultant”), an independent consultant on executive compensation, to assist the Compensation Committee in analyzing the Company’s compensation strategy with respect to executive officers. The compensation consultant was directed to identify trends in executive compensation, assist with the determination of pay programs, assess competitive pay levels and mix (e.g., proportion of base salary to incentive pay, proportion of annual incentives to long-term incentives, and benefits), and advise on establishing appropriate compensation levels for executive officers. In 2010, the Nominating and Governance Committee also engaged the services of the compensation consultant to assist the Board of Directors in analyzing the Company’s compensation strategy with respect to the Board of Directors. KCI has not engaged the compensation consultant for any services other than executive compensation and director compensation consulting.

Board Committees

The Board of Directors has an Audit and Compliance Committee, a Compensation Committee, a Nominating and Governance Committee, and a Technology Committee. Each of these committees is governed by a charter, a current copy of which is available on our corporate website at www.kci1.com. In addition, the Board of Directors may form other ad hoc or special committees from time to time.

Audit and Compliance Committee

The Audit and Compliance Committee reviews our internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit and Compliance Committee also assists the Board of Directors with respect to oversight of the Company’s internal audit, compliance and enterprise risk management programs.

The functions of the Audit and Compliance Committee include the following: serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system; reviewing the audit activities and performance of the Company’s independent accountants and internal auditors; assisting the Board of Directors in its oversight of the Company’s compliance with legal and regulatory requirements and the integrity of the Company’s financial statements; and preparing the audit committee report required to be prepared by the Committee pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.

The current members of the Audit and Compliance Committee are Woodrin Grossman (Chairman), Dr. Harry R. Jacobson, David J. Simpson and C. Thomas Smith. In addition, during 2010 and for part of 2011, John P. Byrnes served on the Audit and Compliance Committee prior to his resignation on February 16, 2011. Each of the current and former members of the Committee has met independence standards in accordance with SEC rules, NYSE listing standards and KCI’s Director Independence Criteria. Our Board of Directors has determined that Mr. Grossman, the current Chairman of our Audit and Compliance Committee, and Mr. Simpson are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit and Compliance Committee held 13 meetings during the fiscal year ended December 31, 2010.

Compensation Committee

The Compensation Committee reviews and recommends to the Board of Directors certain salaries, benefits and equity grants to eligible participants of KCI and its subsidiaries. The Compensation Committee also oversees our equity plans and other employee benefit plans.

The functions of the Compensation Committee include the following: annually reviewing the Company’s goals, objectives and policies regarding executive compensation and amending these goals when appropriate; annually reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and determining the Chief Executive Officer’s compensation level based on this evaluation; adopting or making recommendations to the Board for the grant of stock options, restricted stock and other awards under the Company’s equity and other compensation plans; reviewing perquisites or other personal benefits to the Company’s executive officers and recommending any changes to the Board; and producing a Committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

During 2010, the members of the Compensation Committee were C. Thomas Smith (Chairman), Ronald W. Dollens, Dr. Carl F. Kohrt and Donald E. Steen, each of whom is an independent director under the NYSE listing standards and KCI’s Director Independence Criteria. The Compensation Committee held 9 meetings during the fiscal year ended December 31, 2010.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of KCI; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition, procedures and compensation; developing and recommending to the Board a set of corporate governance principles applicable to KCI and overseeing corporate governance matters generally; and overseeing the annual evaluation of the Board and KCI’s management. The Nominating and Governance Committee also assists the Audit and Compliance Committee in its periodic review of KCI’s compliance with laws and regulations and the results of internal compliance programs.

During 2010, the members of the Nominating and Governance Committee were Donald E. Steen (Chairman), Craig R. Callen and David J. Simpson. Each of the current members of the Committee is an independent director under the NYSE listing standards and KCI’s Director Independence Criteria. The Nominating and Governance Committee met 6 times during the fiscal year ended December 31, 2010.

The Nominating and Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the following information: the name of the shareholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of KCI and the person’s written consent to be named as a director if selected by the Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230, and must be received by the Corporate Secretary within the time periods described under the heading “Shareholder Proposals,” above.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of KCI are that a nominee for director must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of KCI and have a reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of KCI’s business environment, and willingness to devote adequate time and effort to Board responsibilities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and KCI. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. KCI believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Potential nominees are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage search firms that specialize in identifying director candidates.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Technology Committee

During 2010, the members of the Technology Committee were Catherine M. Burzik, who serves as Chairperson, Craig R. Callen, Dr. James R. Leininger, Dr. Harry R. Jacobson and Dr. Carl F. Kohrt. The Technology Committee advises the Board on research and development plans, technology licensing and acquisition opportunities, and other scientific matters. The Technology Committee met 5 times during the fiscal year ended December 31, 2010.

Proposal 1

Election of Directors

Our By-laws authorize the Board of Directors to establish the number of directors serving on the Board. The size of our Board is currently set at eleven directors. The Board of Directors has not filled the vacancy that was created effective February 16, 2011, when John P. Byrnes resigned from his Class C position on the Board of Directors. Our By-laws divide the Board of Directors into three classes—Class A, Class B and Class C—with members of each class serving staggered three-year terms. One class of directors is elected by the shareholders at each annual meeting to serve a three-year term and until their successors are duly elected and qualified. The Class A nominees will stand for reelection at this year’s annual meeting. The Class B directors will stand for reelection or election at the 2012 annual meeting and the Class C directors will stand for reelection or election at the 2013 annual meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holders may determine. We are not aware of any nominee who will be unable to serve, or for good cause, will not serve, as a director.

The names of the nominees for election at the annual meeting and of the incumbent Class B and Class C directors and our executive officers, and certain information about them as of April 15, 2011, are set forth below:

Directors and Executive Officers

Name	Age	Occupation/Position Held With Us
Nominee for Class A Directors:
James R. Leininger, M.D.	66	Director, Chairman Emeritus
Woodrin Grossman	66	Director
Carl F. Kohrt, Ph.D.	67	Director
David J. Simpson	64	Director
Incumbent Class B Directors:
C. Thomas Smith	73	Director
Donald E. Steen	64	Director
Craig R. Callen	55	Director
Incumbent Class C Directors:
Ronald W. Dollens	64	Director, Chairman of the Board
Catherine M. Burzik	60	Director, President and Chief Executive Officer
Harry R. Jacobson, M.D.	63	Director
Executive Officers:
Martin J. Landon	51	Executive Vice President and Chief Financial Officer
Michael C. Genau	51	Global President, Active Healing Solutions
Lisa N. Colleran	53	Global President, LifeCell Corporation
Stephen D. Seidel	54	Global President, Therapeutic Support Systems
John T. Bibb	38	Senior Vice President, General Counsel
David A. Lillback	63	Senior Vice President, Human Resources

Nominees for Class A Directors

James R. Leininger, M.D. is the founder of KCI and served as Chairman of the Board of Directors from 1976 until 1997. Dr. Leininger currently serves as Chairman Emeritus. From January 1990 to November 1994, Dr. Leininger served as President and Chief Executive Officer of KCI. From 1975 until October 1986, Dr. Leininger was also a director of the Emergency Department of the Baptist Hospital System in San Antonio, Texas. Dr. Leininger serves on a number of boards of private companies and charitable foundations.

The Board of Directors has concluded that Dr. Leininger should continue serving as a director based on his experience as the founder of KCI, his previous leadership experience as Chairman of the Board of Directors and Chief Executive Officer and his leadership experience as a seasoned and successful business entrepreneur.

Woodrin Grossman became a director in November of 2005. In June 2005, Mr. Grossman retired as partner and health care practice leader of PricewaterhouseCoopers after 37 years of service with the firm. With PricewaterhouseCoopers, Mr. Grossman served as the audit partner of audits of Fortune 500 and other companies. Mr. Grossman served as Senior Vice President – Strategy and Development of Odyssey HealthCare Inc. from January 2006 to December 2007. Mr. Grossman currently serves on the boards of directors of IPC The Hospitalist Company, Inc. and MedCath Corporation.

The Board of Directors has concluded that Mr. Grossman should continue serving as a director based on his extensive accounting, auditing and financial expertise as well as his compliance, enterprise risk management and leadership experience as a member on the boards of directors of KCI, IPC The Hospitalist Company, Inc. and MedCath Corporation.

Carl F. Kohrt, Ph.D. became a director in February 2009. From 2001 to 2008, Dr. Kohrt served as President and CEO of Battelle Memorial Institute, a non-profit 501(c)(3) charitable trust that conducts more than $4.8 billion annually in research and development for government and commercial clients, including medical device development, and the management or co-management of seven national laboratories for the U.S. Department of Energy. Prior to his service with Battelle, Dr. Kohrt served with Eastman Kodak Company for 29 years in various executive capacities including VP and General Manager of Kodak Health Sciences Division, General Manager of Greater Asia, and as Executive Vice President, Assistant Chief Operation Officer and Chief Technical Officer. He currently serves as the lead director of the Scotts Miracle-Gro Company. He also serves as a director of the Woodrow Wilson Foundation and as a Trustee of Furman University.

The Board of Directors has concluded that Dr. Kohrt should continue serving as a director based on his experience as a research scientist and his experience leading complex technology-driven organizations at Kodak and Battelle Memorial Institute.

David J. Simpson became a director in June 2003. Mr. Simpson served as Vice President, Chief Financial Officer and Secretary of Stryker Corporation, a worldwide medical products and services company from 1987 to 2002, and as Executive Vice President until his retirement in 2007. He had previously been Vice President and Treasurer of Rexnord Inc., a manufacturer of industrial and aerospace products. He was a member of the board of directors of RTI Biologics, Inc. from 2002 until 2010. Currently Mr. Simpson serves as a director on the board of TranS1, Inc., a manufacturer of spinal implants.

The Board of Directors has concluded that Mr. Simpson should continue serving as a director based on his extensive leadership experience in the healthcare industry at Stryker Corporation, as well as his leadership and oversight experience as a director of RTI Biologics, Inc.

Incumbent Class B Directors

C. Thomas Smith became a director in May 2003. Prior to his retirement in April 2003, Mr. Smith served as Chief Executive Officer and President of VHA Inc. since 1991. From 1977 to 1991, Mr. Smith was President of Yale-New Haven Hospital and President of Yale-New Haven Health Services Corp. From 1971 to 1976, he was Vice President and Executive Director of Hospitals and Clinics and a member of the board of trustees for Henry Ford Hospital in Detroit. From January 1987 until April 2003, Mr. Smith was a member of the VHA board. He also served on the boards of Novation, LLC and the Healthcare Leadership Council. Mr. Smith is a past Chairman of the American Hospital Association and the Council of Teaching Hospitals and a former member of the boards of the Association of American Medical Colleges, the International Hospital Federation, the Hospital Research and Educational Trust, the National Committee on Quality Healthcare, the Jackson Hole Group,

Genentech, Inc., Neoforma, Inc., Horizon Health Corporation, and Renal Care Group. Mr. Smith currently serves on the board of directors of IPC The Hospitalist Company, Inc.

The Board of Directors has concluded that Mr. Smith should continue serving as a director based on his management experience in leading healthcare organizations, including VHA, Inc., as well as his previous service on the boards of directors of several health care companies.

Donald E. Steen became a director in 1998. Mr. Steen founded United Surgical Partners International, Inc. in February 1998 and served as its Chief Executive Officer until April 2004. He currently serves as Chairman of the board of United Surgical Partners. Mr. Steen served as Chairman and Chief Executive Officer of AmeriPath, Inc. from 2004 until 2007. Mr. Steen served as President of the International Group of Columbia/HCA Healthcare Corporation (now known as HCA Inc.) from 1995 until 1997 and as President of the Western Group of HCA from 1994 until 1995. Mr. Steen founded Medical Care International, Inc., a pioneer in the surgery center business, in 1981.

The Board of Directors has concluded that Mr. Steen should continue serving as a director based on his leadership experience in the healthcare industry as Chief Executive Officer of United Surgical Partners International, Inc. and his entrepreneurial experience as the founder of two surgical organizations.

Craig R. Callen became a director in February 2009. From 2004 to 2007, Mr. Callen was Sr. Vice President and Head of Strategic Planning and Business Development, and a member of the Executive Committee, for Aetna, Inc. Mr. Callen was previously Managing Director and Co-head of U.S. health care investment banking at Credit Suisse First Boston (CSFB) and was Co-head of health care investment banking at Donaldson, Lufkin & Jenrette prior to its acquisition by CSFB. In October 2009, Mr. Callen became a Senior Advisor to Crestview Advisors, LLC, a private equity firm with over $4.0 billion under management. In March 2010 he joined the board of Symbion, Inc., a Crestview portfolio company. Mr. Callen was previously a director of Sunrise Senior Living, Inc. from 1999 through 2008.

The Board of Directors has concluded that Mr. Callen should continue serving as a director based on his extensive experience advising healthcare companies at Credit Suisse First Boston and Donaldson, Lufkin & Jenrette, his prior service on the board of directors of Sunrise Senior Living, and his expertise in strategic planning in the healthcare industry at Aetna, Inc.

Incumbent Class C Directors

Ronald W. Dollens became a director in 2000 and currently serves as Chairman of the Board. Mr. Dollens retired as President and Chief Executive Officer of Guidant Corporation, a corporation that pioneered lifesaving technology for millions of cardiac and vascular patients worldwide. He served in that capacity from 1994 to 2005. Previously, he served as President of Eli Lilly and Company’s Medical Devices and Diagnostics Division from 1991 until 1994. Mr. Dollens currently serves on the boards of Regenstrief Foundation, Alliance for Aging Research, Butler University and FlowCo, Inc.

The Board of Directors has concluded that Mr. Dollens should continue serving as a director based on his experience leading a complex global healthcare organization as President and Chief Executive Officer of Guidant Corporation and his previous leadership positions on the boards of directors of ABIOMED, Inc., AdvaMed, Beckman Coulter and the Healthcare Leadership Counsel in addition to his depth of experience in serving on other boards of directors.

Catherine M. Burzik joined KCI as Director, President and Chief Executive Officer in November of 2006. Ms. Burzik previously served as the President of Applied Biosystems Group, a unit of Applera Corporation and a provider of tools for the life sciences, from 2004 until joining KCI in 2006. Ms. Burzik previously served as Executive Vice President of Applied Biosystems Group from 2003 to 2004, and also as Senior Vice President of

Applera from 2004 to 2006. Prior to Applied Biosystems, Ms. Burzik was President of Ortho-Clinical Diagnostics, Inc., a subsidiary of Johnson & Johnson. Prior to that, Ms. Burzik was employed by Eastman Kodak Company, a leading international provider of imaging products and services, where she held various operations and marketing positions for over 20 years. Ms. Burzik currently serves as a board member of the San Antonio branch of the Federal Reserve Bank of Dallas, is Chairperson of the board of trustees of Canisius College, and is a member of the board of trustees of Keck Graduate Institute of Applied Life Sciences. Ms. Burzik also serves as Vice Chair of the AdvaMed Payment and Health Care Delivery Committee.

The Board of Directors has concluded that Ms. Burzik should continue serving as a director based on her deep executive leadership experience leading global healthcare organizations at Applera and Johnson & Johnson and her current role as President and Chief Executive Officer of KCI.

Harry R. Jacobson, M.D. became a director in June 2003. Dr. Jacobson is Vice Chancellor for Health Affairs Emeritus of Vanderbilt University in Nashville, Tennessee. Prior to being named Vice Chancellor Emeritus, Dr. Jacobson had served as Vice Chancellor at Vanderbilt from 1997 to 2009. He served as a director of Renal Care Group from 1995 to March 2006 and was Chairman of the Board of Renal Care from 1995 to 1997. Dr. Jacobson currently serves as a director of Merck & Co., Inc. He was also Professor of Medicine at Vanderbilt University Medical Center, a position he held from 1985 - 2009.

The Board of Directors has concluded that Dr. Jacobson should serve as a director based on his experience as a research scientist and a physician and his leadership experience as a director of Merck & Co., Inc. and four privately held health care companies.

Executive Officers

Martin J. Landon was appointed Senior Vice President and Chief Financial Officer in December 2002 and was promoted to Executive Vice President and Chief Financial Officer in February 2009. Mr. Landon joined KCI in May 1994 as Senior Director of Corporate Development and was promoted to Vice President, Accounting and Corporate Controller in October 1994. From 1987 to May 1994, Mr. Landon worked for Intelogic Trace, Inc., an independent computer maintenance company, where his last position was Vice President and Chief Financial Officer.

Michael C. Genau joined KCI in July 2009 and currently serves as Global President, Active Healing Solutions. Prior to joining KCI, Mr. Genau served as Vice President and General Manager of GE Healthcare’s Global Diagnostic X-Ray Division. Over the past 20 years, he has served in various executive-level sales, marketing and operational positions, including with GE Healthcare, MallincKrodt Medical and Johnson & Johnson.

Lisa N. Colleran was appointed President of LifeCell Corporation in 2008. Ms. Colleran previously served as Senior Vice President of Commercial Operations for LifeCell with responsibility for sales and marketing, surgeon education, new product launches, and business development, as well as leading the company’s tissue services organization. Since joining LifeCell in 2002, Ms. Colleran has served as Vice President of Marketing and Business Development and Senior Vice President of Commercial Operations. Prior to joining LifeCell, Ms. Colleran spent 20 years at Baxter Healthcare Corporation in various roles of increasing responsibility in sales, marketing, business development and general management with international experience. She was appointed Vice President, Marketing for Baxter’s U.S. Renal business in 1997 and served in that role until 2001 when she was promoted to Vice President/General Manager of the company’s Renal Pharmaceuticals Business.

Stephen D. Seidel joined KCI in April 2005 and currently serves as Global President, Therapeutic Support Systems. Mr. Seidel previously served as Executive Vice President, Chief Administrative Officer and General Counsel. Prior to joining KCI, Mr. Seidel served for eight years as Managing Director of Cox Smith Matthews Incorporated, a business and litigation law firm based in San Antonio, Texas. He is also a past Chairman of the Greater San Antonio Chamber of Commerce. Mr. Seidel currently serves on the boards of directors of the San Antonio Symphony, San Antonio Sports and the United Way of San Antonio.

John T. Bibb joined KCI in 2003 and currently serves as Senior Vice President, General Counsel. Mr. Bibb previously served as Associate General Counsel, Corporate, Securities, Mergers and Acquisitions in 2010 and was promoted to his current role in April 2011. From 2008 to 2010, Mr. Bibb also served in the capacity of general counsel for KCI’s subsidiary, LifeCell Corporation. Mr. Bibb joined KCI in 2003 as Senior Corporate and Securities Counsel. Prior to joining KCI, Mr. Bibb practiced law at the law firms of Baker Botts, L.L.P. and Cox Smith Matthews Incorporated.

David A. Lillback joined KCI in December 2010 and currently serves as Senior Vice President, Human Resources. Prior to joining KCI, Mr. Lillback served as Senior Vice President and Global Head of Human Resources for Mylan Inc., a generics and specialty pharmaceutical company. He also has held executive positions at Sanofi-aventis, LaRoche Industries and Kaiser.

Vote Required

Under our By-laws, a plurality of votes cast is required for the election of directors. However, under our Corporate Governance Guidelines, the election of directors is subject to a majority-vote policy. The policy requires that the number of votes cast “for” a director nominee must exceed the number of votes “withheld” from that nominee in an uncontested election. An uncontested election of directors is an election in which the only nominees are persons nominated by the Board of Directors. Abstentions are counted as shares present and entitled to be voted, but abstentions and, if applicable, broker non-votes are not counted as votes “for” a director nominee or “withheld” from a director nominee.

In an uncontested election, any nominee who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation to the Chairman of the Board of Directors within five days following the certification of the shareholder vote. The Nominating and Governance Committee is then required to make a recommendation to the Board of Directors as to whether it should accept such resignation. Thereafter, the Board of Directors is required to decide whether to accept such resignation and to disclose its decision-making process.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED BOARD NOMINEE.

Proposal 2

Ratification of Selection of Independent Auditors

The Audit and Compliance Committee has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2011 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal. Broker non-votes, if any, will have no effect. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal ratifying the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011.

Shareholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our By-laws or otherwise. However, the Board of Directors, upon recommendation of the Audit and Compliance Committee, is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit and Compliance Committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Proposal 3

Advisory Vote on Executive Compensation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides an opportunity for our shareholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules.

KCI has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to KCI’s ability to attract, retain and motivate individuals who can achieve superior financial results and are critical to our success. Under KCI’s compensation program, the named executive officers are rewarded for the achievement of strategic and operational objectives and the realization of increased shareholder value. Please read the disclosures under the heading “Executive Compensation—Compensation Discussion and Analysis,” and the accompanying compensation tables for additional information about our executive compensation program, including information about the compensation of the named executive officers in 2010.

The Compensation Committee regularly reviews our executive compensation program to ensure that it achieves the desired goal of aligning our executive compensation structure with the interests of our shareholders and current market practices.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement in accordance with SEC rules, including the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on the compensation of the named executive officers. Please note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this Proxy Statement.

This vote is advisory, and, therefore, not binding on the Company, the Compensation Committee, or our Board of Directors. However, the Board of Directors and our Compensation Committee value the opinions of our shareholders and to the extent there is any significant vote against the compensation of the named executive officers as disclosed in this Proxy Statement, we will consider our shareholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for the 2011 annual meeting of shareholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Vote Required

The affirmative vote of a majority of the shares of KCI common stock present in person or represented by proxy and entitled to vote on the proposal at the annual meeting is required for advisory approval of this proposal. In determining whether this proposal received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes, if any, will not have any effect on the result of the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF KCI’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

Proposal 4

Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation

The Dodd-Frank Act also provides an opportunity for our shareholders to vote, on an advisory or non-binding basis, on how frequently we should seek an advisory vote on the compensation of the named executive officers, as presented in Proposal 3 above. By voting on this Proposal 4, shareholders may indicate whether they would prefer that we conduct future advisory votes on named executive officer compensation once every one, two, or three years.

After careful consideration of the frequency alternatives, the Board of Directors has determined that an advisory vote on executive compensation that occurs on an annual basis is the most appropriate for KCI and its shareholders at this time. Given the continued heightened public interest in the compensation practices of public companies, our Board of Directors considers an annual “Say-on-Pay” vote to be valuable and informative input from shareholders over the near term. We understand that our shareholders may have different views as to the appropriate frequency of the “Say-on-Pay” vote, and we look forward to hearing from our shareholders on this Proposal.

This vote is advisory, and, therefore, not binding on the Company, the Compensation Committee, or our Board of Directors. The Compensation Committee and Board of Directors will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding on the Company, the Compensation Committee, or our Board of Directors, our Board of Directors may decide that it is in the best interests of KCI and its shareholders to hold an advisory vote on executive compensation more or less frequently than the option most favored by our shareholders.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstaining from voting in response to the resolution set forth below.

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers should be every year, every two years or every three years.”

Vote Required

The number of years that receives the highest number of votes of the shares present or represented by proxy at the annual meeting and entitled to vote will be the frequency approved by shareholders in the advisory vote. Abstentions and broker non-votes, if any, will not have any effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE APPROVAL OF AN ANNUAL ADVISORY VOTE

ON THE COMPENSATION OF KCI’S NAMED EXECUTIVE OFFICERS.

Security Ownership of Certain Beneficial

Owners and Management and Related Shareholder Matters

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2011 for: (1) each director and nominee for director; (2) each of the executive officers, including those named in the 2010 Summary Compensation Table; (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock. Percentage of beneficial ownership is based on 72,368,938 shares of our common stock outstanding as of March 31, 2011, as adjusted pursuant to rules promulgated by the SEC.

	Shares of Common Stock Beneficially Owned (1)
Name (2)	# of Shares	% of Class
FMR LLC and related parties (3) 82 Devonshire Street Boston, MA 02109	10,658,078	14.73%

Invesco Ltd. and related parties (4) 1555 Peachtree Street NE Atlanta, GA 30309	4,074,656	5.63%

BlackRock, Inc. and subsidiaries (5) 40 East 52nd Street New York, NY 10022	4,278,199	5.91%

Directors and Executive Officers
Ronald W. Dollens (6)	132,088	*
Catherine M. Burzik (7)	729,241	*
Harry R. Jacobson, M.D. (8)	68,850	*
James R. Leininger, M.D. (9)	8,155,085	11.26%
Woodrin Grossman (10)	43,180	*
Carl F. Kohrt, Ph.D. (11)	21,369	*
David J. Simpson (12)	80,654	*
C. Thomas Smith (13)	58,661	*
Donald E. Steen (14)	85,995	*
Craig R. Callen (15)	20,541	*
Martin J. Landon (16)	240,082	*
Michael C. Genau (17)	83,750	*
Lisa N. Colleran (18)	113,982	*
Stephen D. Seidel (19)	121,775	*
David A. Lillback	3,615	*

Directors and Executive Officers as a Group (20)	9,958,868	13.53%

Total	28,969,801	39.36%

*	Less than one percent (1%).
(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of March 31, 2011 are considered to be beneficially owned by such person. Unless otherwise indicated in the footnotes, the person or entity named has sole voting power and investment power with respect to all shares indicated.
(2)	Unless otherwise indicated the address of each individual listed in this table is c/o Kinetic Concepts, Inc., 8023 Vantage Drive, San Antonio, Texas 78230.

(3)	Information is based on the Schedule 13G/A filed on February 14, 2011 by FMR LLC and Edward C. Johnson 3d, which sets forth their respective beneficial ownership as of December 31, 2010. Pursuant to the Schedule 13G/A, 9,203,289 of the shares reported are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various investment companies (collectively, the “Fidelity Funds”), and with respect to these shares, FMR LLC, Mr. Edward C. Johnson 3d and the Fidelity Funds exercise investment power, and the Fidelity Funds’ Boards of Trustees exercises voting power; 656 shares are owned by Strategic Advisers, Inc., an investment adviser and wholly-owned subsidiary of FMR LLC; 111,150 shares are owned by Pyramis Global Advisors, LLC, an investment adviser and indirect wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors, LLC, has investment and voting power; 971,420 shares are owned by Pyramis Global Advisors Trust Company, a bank and an indirect wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors Trust Company, has investment power, and voting power with respect to 829,440 of such shares; and 371,563 shares reported are beneficially owned by FIL Limited, an investment adviser and an entity independent of FMR LLC, as to which FIL Limited exercises sole investment, and voting power with respect to 366,023 of such shares. FMR LLC and FIL Limited are of the view that the shares held by the other need not be aggregated for purposes of Section 13(d), but made the filing on a voluntary basis as if all of the shares are beneficially owned on a joint basis. The number of shares of common stock owned by FMR LLC includes 843,328 shares of common stock resulting from the assumed conversion of $43,300,000 principal amount of the Company’s 3.25% Convertible Senior Notes due 2015; 311,623 shares of which result from the assumed conversion of $16,000,000 principal amount of the Company’s 3.25% Convertible Senior Notes due 2015 held by FIL Limited; and 33,110 shares of which result from the assumed conversion of $1,700,000 principal amount of the Company’s 3.25% Convertible Senior Notes due 2015 held by Pyramis Global Advisors Trust Company.
(4)	Information is based on the Schedule 13G/A filing made by Invesco Ltd. on behalf of itself and its subsidiaries Invesco Trimark Ltd. (“Invesco Trimark”), Invesco Advisers, Inc. (“Invesco Advisers”),Van Kampen Asset Management (“Van Kampen”), Invesco PowerShares Capital Management (“Invesco PowerShares”), and Invesco PowerShares Capital Management Ireland Ltd (“Invesco Ireland”) on February 10, 2011. Invesco Trimark holds sole voting and sole dispositive powers over 3,938,597 shares, Invesco Advisers holds sole voting and sole dispositive power over 91,722 shares, Van Kampen holds sole voting and sole dispositive powers over 23,635 shares, Invesco PowerShares holds sole voting and sole dispositive powers over 20,480 shares, and Invesco Ireland holds sole voting and sole dispositive powers over 222 shares.
(5)	Information is based on the Schedule 13G filing made by BlackRock, Inc. on behalf of itself and its subsidiaries on February 7, 2011.
(6)	Mr. Dollens’s common stock holdings include 44,676 shares acquirable upon the exercise of options, and 31,867shares held by the Ronald W. Dollens Kinetic Grantor Retained Annuity Trust No. 1.
(7)	Ms. Burzik’s common stock holdings include 617,780 shares acquirable upon the exercise of options.
(8)	Dr. Jacobson’s common stock holdings include 27,241 shares acquirable upon the exercise of options, and 1,000 shares held by his spouse.
(9)	Shares of common stock beneficially owned by Dr. Leininger include: (i) 6,239,525 shares directly held by Dr. Leininger, (ii) 1,878,219 shares held by Dr. Leininger’s spouse, (iii) 10,100 shares held by J&E Investments, L.P., in which Dr. Leininger is a 1% general partner, with respect to which Dr. Leininger disclaims beneficial ownership, except to the extent of any pecuniary interest therein, and (iv) 27,241 shares acquirable upon the exercise of options. Dr. Leininger has sole voting and dispositive power over 6,276,866 shares. Dr. Leininger has pledged 4.0 million shares of common stock with JP Morgan Chase Bank as collateral for a loan.
(10)	Mr. Grossman’s common stock holdings include 26,932 shares acquirable upon the exercise of options.
(11)	Mr. Kohrt’s common stock holdings include 14,173 shares acquirable the exercise of options.
(12)	Mr. Simpson’s common stock holdings include 44,593 shares held in the David J. Simpson Revocable Living Trust and 27,241 shares acquirable upon the exercise of options.

(13)	Mr. Smith’s common stock holdings include 27,241 shares acquirable upon the exercise of options; 3,000 shares held by C Thomas Smith & Martha N Smith as joint tenants; 2,500 shares held by the C Thomas Smith Exempt Trust; and 2,500 shares held by the Martha N Smith Exempt Trust.
(14)	Mr. Steen’s common stock holdings include 27,241 shares acquirable upon the exercise of options.
(15)	Mr. Callen’s common stock holdings include 14,173 shares acquirable the exercise of options.
(16)	Mr. Landon’s common stock holdings include 600 shares held by Mr. Landon as trustee for his children under the Texas Uniform Transfers to Minors Act, with respect to which Mr. Landon disclaims beneficial ownership except to the extent of any pecuniary interest therein, and 142,865 shares acquirable upon the exercise of options.
(17)	Mr. Genau’s common stock holdings include 50,750 shares acquirable upon the exercise of options.
(18)	Ms. Colleran’s common stock holdings include 93,000 shares acquirable upon the exercise of options.
(19)	Mr. Seidel’s common stock holdings include 100,315 shares acquirable upon the exercise of options.
(20)	Includes 1,240,869 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2011. Does not include 5,951 shares of common stock which were owned by Mr. Bibb as of March 31, 2011 and 16,282 shares issuable upon the exercise of options owned by Mr. Bibb that are exercisable within 60 days of March 31, 2011, as he was not an executive officer as of that date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 2010, with the exception of the filing of a Form 4 report on March 12, 2010, by TLV Kumar, one of our former executive officers, which included one late Form 4 transaction reported.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material features of KCI’s compensation policies and decisions for the executive officers identified in the Summary Compensation Table, who are referred to throughout this Proxy Statement as the “named executive officers.” Our named executive officers for fiscal year 2010 are:

•	Catherine M. Burzik, President and Chief Executive Officer;

•	Martin J. Landon, Executive Vice President and Chief Financial Officer;

•	Michael C. Genau, Global President, Active Healing Solutions;

•	Lisa N. Colleran, Global President, LifeCell Corporation; and

•	Stephen D. Seidel, Global President, Therapeutic Support Systems.

Additionally, we will describe the compensation of Todd M. Fruchterman, M.D., Ph.D., our former Executive Vice President, Research, Development and Clinical Sciences, Chief Technology Officer and Chief Medical Officer, who left KCI during the fiscal year 2010.

Executive Summary

KCI’s executive compensation program is designed to attract, retain and motivate highly qualified executive talent, while appropriately aligning executive incentives with Company and shareholder objectives. To accomplish this, compensation paid to executive officers is designed to align compensation rewards with KCI’s financial performance, as well as the individual performance of the executive. KCI’s executive compensation programs are designed to encourage appropriate and acceptable levels of risk-taking by management in furtherance of the Company’s short-term and long-term strategic plans to increase shareholder value.

2010 Business Results

Although the volatility in the global economic environment over the past two fiscal years presented several challenges for KCI, our focus on and continued investments in our key strategic initiatives have been instrumental and position us well for 2011 and beyond. In 2010 the Company achieved the following financial and strategic results, demonstrating that KCI is successfully executing its strategy:

•	Worldwide revenue of $2.02 billion in 2010, up 1% compared to revenues of $1.99 billion in 2009;

•	Diluted earnings per share were $3.57 per share, reflecting an increase of 10% over fiscal 2009 results;

•	Our AHS business unit launched V.A.C.® Therapy in Japan and achieved increasing market penetration in Japan throughout 2010;

•	Total revenue from our LifeCell division was $341.4 million for the full year of 2010, representing a 19% increase over 2009 revenue; and

•	We continued to make strategic investments in our TSS business unit with the acquisition of TechniMotion Medical’s innovative patient handling systems.

With the introduction of several new products and therapies across all of our business units, our geographic expansion and our continued operating discipline, KCI believes that it is well-positioned to deliver outstanding value to its patients, caregivers, payers and shareholders. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for a more detailed description of our fiscal year 2010 financial results.

Continued Commitment to Pay-for-Performance

The Compensation Committee sets the compensation of KCI’s executive officers, including the named executive officers, based on their ability to achieve annual operational objectives that advance our long-term business objectives and create sustainable long-term shareholder value in a cost-effective manner. The Company’s performance-based compensation elements are guided by the Committee’s long term objectives of maintaining market competitiveness and retention value. In particular, when designing equity award performance measures, the Committee also takes into consideration the fact that, consistent with our compensation philosophy, equity awards increase each named executive officer’s stake in the Company, thereby reinforcing the incentive to manage the Company as owners and subjecting a significant portion of their total compensation to fluctuations in the market price of KCI’s common stock.

Consistent with prior years, compensation actions taken by the Committee in 2010 and 2011 demonstrate the Company’s continued commitment to pay-for-performance, with a substantial portion of each named executive officer’s compensation being at-risk and subject to important performance measures aligned with long-term shareholder value. The following compensation actions taken during 2010 and 2011 are designed to reward high performance through short- and long-term incentives:

•

During 2010, between 58% and 84% of each named executive officer’s total compensation (as reported in the summary compensation table) was at-risk, being comprised of performance-based cash bonus, performance-based restricted stock units, and at-the-money stock options, which become valuable to the executive only upon realized appreciation in the price of KCI common stock.

•

In 2010, the Compensation Committee established key long-term performance metrics for restricted stock units awarded to the named executive officers, which vest only upon achievement of free cash flow metrics over a three-year period through 2012. These performance metrics were established with reference to peer group data, with target set at the 65th percentile of market.

•

As with prior years, the 2010 annual incentive bonus program was driven by a rigorous goal-setting and measurement process to determine annual incentive bonus compensation for eligible employees, including our named executive officers, whereby a significant proportion of annual cash compensation is earned based on Company financial and strategic performance measures.

•

In 2010, the Company formally adopted a Compensation Adjustment Policy, sometimes referred to as a “clawback policy,” the goal of which is to ensure the fair and accurate payment of bonus and incentive compensation to executive officers based on the Company’s actual financial performance if subsequent information is revealed which leads to a restatement of financial results.

•

In 2011, the Compensation Committee has determined that at least fifty percent (50%) of the shares subject to equity awards granted to named executive officers will vest or be payable solely upon attainment of objective, determinable performance targets established by the Compensation Committee in connection with the grant of such awards.

Continued Commitment to Good Compensation Governance

KCI endeavors to maintain good governance standards with respect to its executive compensation practices. The Compensation Committee believes that the compensation arrangements for KCI’s named executive officers are consistent with market practice, provide for compensation that is reasonable in light of KCI’s and each individual officer’s performance and do not contain features that would be considered problematic or egregious. KCI has adopted the following compensation practices, which remain in effect in 2011, to ensure that its compensation policies are consistent with good governance standards:

•

In general, named executive officers will not be entitled to guaranteed, non-performance based bonuses or salary increases. In limited circumstances, the success of an extraordinary transaction, such as a business or technology acquisition, may require special retention arrangements for key officers whose services are essential to business integration. The Compensation Committee plans to implement appropriate, market-based retention programs in the context of mergers and acquisitions, based on the advice of the Committee’s compensation consultant.

•	In general, named executive officers will not be entitled to tax reimbursement (“tax gross-up”) payments in respect of perquisites or other compensation.

•	The Company’s incentive bonus program is subject to reasonable and competitive limits or “caps,” which mitigate the potential for excessive risk-taking behavior.

•

To align the interests of KCI’s executive officers with the interests of KCI’s shareholders, the Company maintains stock ownership guidelines that require that each executive officer retain a minimum equity ownership interest in the Company.

•

The Company’s executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as other regular employees. Perquisites and other personal benefits do not constitute a significant portion of the compensation for the named executive officers.

•	KCI does not provide pension arrangements, special retirement plans, or nonqualified deferred compensation arrangements to its executive officers.

Compensation Oversight and Process

The Compensation Committee oversees KCI’s executive compensation practices and is responsible for review and oversight of KCI’s compensation plans and policies, the annual review of all executive officer compensation, administration of KCI’s equity plans, and the approval of equity grants to executive officers. The Compensation Committee meets at least quarterly in person and periodically approves and adopts, or makes recommendations to the Board for, matters relating to compensation, including the approval of equity grants to employees. The Compensation Committee engages the services of independent outside advisers.

The Chief Executive Officer, the General Counsel and the Senior Vice President of Human Resources attend regular Compensation Committee meetings but do not participate in discussions relating to the determination of their own compensation. The Chief Executive Officer makes salary, bonus and equity grant recommendations for them and the other named executive officers to the Compensation Committee, and KCI’s Human Resources, Finance and Legal departments provide support to the Compensation Committee. However, each meeting concludes with an executive session during which only the Compensation Committee members are present. The Audit and Compliance Committee also provides support to the Compensation Committee in the review of compensation risk and through the oversight of financial metrics which impact incentive compensation.

The day-to-day design and administration of compensation plans and policies applicable to KCI employees in general are handled by the Human Resources, Finance, and Legal departments of KCI. The Compensation Committee remains responsible for overall administration and maintenance of KCI’s compensation plans and policies.

In 2010, Aon Hewitt, an independent consultant on executive compensation (the “compensation consultant”), provided the Compensation Committee with assistance in analyzing the Company’s compensation strategy, including generating data discussed under the sections entitled “Peer Group” and “Competitive Market Surveys” below. The compensation consultant was directed to identify trends in executive compensation, assist with the determination of pay programs, assess competitive pay levels and mix (e.g., proportion of base salary to incentive pay, proportion of annual incentives to long-term incentives, and benefits), and advise on establishing appropriate compensation levels for executive officers.

Peer Group

The Compensation Committee compares KCI’s compensation elements against a peer group of medical device and other companies with size and growth characteristics similar to KCI based upon data and recommendations from the compensation consultant. The Compensation Committee annually evaluates the peer group and will make changes to the peer group from time to time, as it deems appropriate. For 2010, Hospira, Inc. and Teleflex Incorporated were added to the peer group, replacing Stryker Corporation and St. Jude Medical, Inc. The Compensation Committee determined that both Hospira, Inc. and Teleflex Incorporated had size and industry characteristics that were more similar to KCI than both Stryker Corporation and St. Jude Medical, Inc. For 2010, the companies comprising this peer group were:

•	Beckman Coulter, Inc.

•	C.R. Bard, Inc.

•	DaVita Inc.

•	Dentsply International, Inc.

•	Edwards Lifesciences Corporation

•	Hill-Rom Holdings Inc.

•	Hospira, Inc.

•	IDEXX Laboratories, Inc.

•	Intuitive Surgical, Inc.

•	Life Technologies Corporation

•	Lincare Holdings Inc.

•	PerkinElmer Inc.

•	ResMed Inc.

•	Steris Corporation

•	Teleflex Incorporated

•	Varian Medical Systems, Inc.

•	Zimmer Holdings, Inc.

Competitive Market Surveys

The Compensation Committee obtains compensation market analyses on an annual basis from the compensation consultant in order to understand the competitive positioning of KCI’s executive pay practices and to assist with the Committee’s determinations on the appropriate level and mix of executive compensation. The market analyses include a review of proxy disclosure information from KCI’s competitive peer group, as well as general market compensation from 700 general industry companies. The general industry data is supplemented with medical device industry data, which is derived from an independent medical device compensation data survey, particularly for executive positions where proxy data is not readily available. Market values at the 50th, 62nd, and 75th percentile for each compensation component are provided by the compensation consultant. The terms “market,” “market analysis,” “market compensation” or “percentile of market” refer to peer group data where available; otherwise they refer to general industry data in the following discussion. Generally, we have used our peer group to evaluate compensation at the percentiles expressed herein. However, to validate compensation levels for our officers and other executives, or in cases where there is inadequate peer group data, we have supplemented this peer group data. In 2010, we used “regressed” market data (e.g. statistically derived percentile data, based on our revenue size of approximately $1.9 billion as of the time the market data was collected) from a grouping of 33 medical technology, pharmaceutical and biotechnology companies as well as from 700 general industry companies in the compensation consultant’s data base.

Elements of Compensation

KCI seeks to reward executives for measurable results in meeting and exceeding objectives and to reinforce a sense of ownership, entrepreneurial spirit and long-term shareholder value. Consistent with this philosophy, KCI uses multiple components of executive compensation, with an emphasis on variable compensation and long-term incentives. The Company’s performance-based compensation elements are guided by the Committee’s long term objectives of maintaining market competitiveness and retention value, while recognizing current performance. The main elements of KCI compensation for executives are base salary, annual incentive bonus, long-term incentives, and benefits, as presented in the table below and discussed in more detail in the following paragraphs:

Compensation Component	Purpose	Competitive Positioning
Base Salary	Market-competitive pay for comparable positions with comparable experience and competence of executive.	Base salaries are targeted at the market median, taking into account the competitive environment and the experience and accomplishments of a particular executive.

Annual Incentive Bonus

Focus on corporate objectives:

•    Financial goals (EPS, Cash Flow, Revenue)

•    Corporate and business unit scorecard objectives (specific objectives tied to market penetration, innovation, execution, organizational excellence and financial management)

•    Personal objectives aligned with corporate strategy

Target bonuses are established as a percentage of base salary and are competitively targeted between the 62nd and 75th percentile of market.

Long-term Incentives

Alignment with shareholder value, using:

•    Stock Options, granted at fair market value

•    Performance Shares (vesting is contingent on achievement of designated performance measures)

•    Taking into account annual share “dilution,” “overhang” and “burn rate”

•    Stock Ownership Guidelines

Value of equity grants is targeted between the 50th and 62nd percentile of market.

Executive Benefits	Competitiveness with industry practices.	Value of benefits generally is targeted at or slightly below the 50th percentile of market.

Severance Arrangements	Designed to attract and retain qualified executives and prevent the distraction and loss of key employees that might otherwise occur in connection with corporate changes.	Severance arrangements are consistent with market practices. Our intention is to offer competitive severance arrangements that are not above the market median practice.

Total Compensation	Designed to attract and retain qualified executives, incentivize performance and maximize long-term shareholder value.	Total compensation is highly correlated with Company and individual performance and is targeted between the 50th and 75th percentile of market.

Executive Base Salaries

Executive base salary levels are set to be competitive, with reference to the market analyses obtained by the Compensation Committee. In 2010, base salaries were targeted at the peer group market median, taking into account the competitive environment and the experience and accomplishments of a particular executive. There may be situations where specialized knowledge, skills or accomplishments are recognized in which this goal can be exceeded. The base salary levels of KCI executives also reflect a combination of other factors including the executive’s position and responsibilities, experience, specific competencies, comparable salaries of other KCI executives, KCI’s overall annual budget for merit increases and the executive’s individual contributions to KCI’s performance. Base salary is an element of compensation used to determine the annual incentive bonus (as a percentage of salary) for the named executive officers. The weight given to each of these factors varies by the individual executive, as the Compensation Committee deems appropriate. Formal performance reviews of the Chief Executive Officer are completed by the Board of Directors, and the Chief Executive Officer completes reviews for all other executive officers. Performance reviews are conducted annually to assess these factors, along with the market data obtained by the Compensation Committee. Based on the performance reviews, the Compensation Committee approves and adopts, or makes recommendations to the Board of Directors for adjustments to, executive base salaries, which are typically made effective on April 1 of each year. Assessment of each executive’s individual performance includes consideration of the executive’s contributions to Company financial performance and Corporate Scorecard Objectives, as well as judgment, creativity, effectiveness in leading and developing subordinates, execution capability, contributions to improvements in the quality of KCI’s products, services and operations, and consistency of behavior with KCI’s guiding principles.

Catherine M. Burzik was hired as President and Chief Executive Officer of KCI in 2006. Her base salary in 2008 was $800,000 through April 1, 2008, at which time her salary was increased to $845,000 through April 1, 2010. Effective April 1, 2010, Ms. Burzik’s base salary was increased to $895,000. Based on market analyses obtained by the Compensation Committee, Ms. Burzik’s base salary during 2008 and 2009 was between the 47th and 61st percentile, and in 2010 Ms. Burzik’s base salary was in the 53rd percentile.

In 2010, the base salaries for Mr. Landon, Mr. Genau, Ms. Colleran, Mr. Seidel and Dr. Fruchterman were in the 41st, 67th, 53rd, 53rd and 50th percentile, respectively. All of these comparisons were within an expected range of the targeted median level, and were established in light of individual roles, responsibility levels and relative experience in each role. Effective April 1, 2010, the Compensation Committee authorized base salary increases for Mr. Seidel and Dr. Fruchterman of 3.0% and 5.8%, respectively. Mr. Seidel’s salary increase was due to his increased responsibilities as Global President of Therapeutic Support Systems, in addition to his prior responsibilities as General Counsel, and Dr. Fruchterman’s salary increase was due to his promotion to Executive Vice President. No other named executive officers received base salary increases in 2010.

Annual Incentive Bonus for Executives

KCI’s annual incentive bonus program is designed to focus the attention of each executive on goals and activities that are critical to KCI’s success. The Compensation Committee sets the corporate financial performance targets and personal objectives for the Chief Executive Officer and for other executives based on recommendations from the Chief Executive Officer and Human Resources. These performance targets and objectives are designed to encourage strong financial results and maximize long-term shareholder value. The Annual Incentive Bonus Guidelines (the “AIB”) are pre-established by the Compensation Committee each year and communicated to the Company’s executive officers. However, pursuant to the terms of the AIB, the Compensation Committee retains the discretion to award some, all, or none of the bonuses described in the guidelines, depending on certain factors.

Under the 2010 AIB, target bonus percentages (as a percentage of base pay) for each executive officer were generally targeted to approximate the 62nd to 75th percentile of market for comparable positions based on the benchmark data provided by the compensation consultant. This targeting is designed to create a “pay-at-risk”

annual compensation profile. Based on this market analysis, the Compensation Committee set target bonuses for the named executive officers at 80% of base pay for 2010, except for the Chief Executive Officer whose target bonus was set at 110% of base pay for 2010. As a result, the target bonus percentages for Ms. Burzik, Mr. Landon, Mr. Genau, Ms. Colleran, Mr. Seidel and Dr. Fruchterman were in the 63rd, 69th, 56th, 73rd, 73rd and 85th percentile, respectively. The target bonus percentage for Mr. Genau, though lower than the expressed market target, produced a targeted percentile level of total cash compensation in 2010, due to his relatively higher base salary. The target bonus percentage for Dr. Fruchterman was higher than the expressed percentage market target due to Dr. Fruchterman’s role in the development and successful commercialization of products recently launched by the Company and revenue expectations for those products in 2010. Consistent with our continued commitment to pay-for-performance, the amount of the bonus actually paid to each named executive officer for fiscal year 2010 was not determined with reference to the market data but rather with regard to the realization of the Company objectives and personal objectives described below. The actual bonuses paid (as a percentage of base pay) to Ms. Burzik, Mr. Landon, Mr. Genau, Ms. Colleran and Mr. Seidel were in the 18th percentile, 41st percentile, bottom decile, 37th percentile and bottom decile, respectively, when compared to the bonus benchmark data provided by the Company’s compensation consultant and used to set bonus percentages. Because comparable data for 2010 will not be available until all Proxy Statements for the peer group companies have been filed in 2011, the Company is unable to provide a comparison of 2010 compensation for its named executive officers against the actual, comparable amounts paid by peer group companies in 2010. Dr. Fruchterman was not eligible to receive a bonus under the AIB because he was not employed with the Company as of December 31, 2010. Based on the recommendations of the Company’s compensation consultant and current trends in executive compensation, under the Company’s 2011 AIB, target bonuses for the named executive officers will generally remain in a range between 80% and 110% of base salary. The Compensation Committee expects that the target bonus percentages (as a percentage of base pay) may change in the future.

The 2010 AIB was designed to reward participants for their contributions to the Company’s achievement of established strategic and financial goals. Bonus payments under the 2010 AIB are based on the Company’s Consolidated Financial Metric (“CFM”), which consists of financial performance targets for revenue, earnings per share and cash flows. The Compensation Committee retains discretion under the AIB to adjust actual results by removing the impact of foreign currency exchange rate fluctuations and unusual items in the calculation of the CFM. The calculated earned payout based on each adjusted CFM performance metric is adjusted 5% for each 1% of outperformance or underperformance, as the case may be, against the CFM performance target. The 2010 AIB does not provide for bonuses if KCI fails to attain at least 80% of each CFM performance target. Based on the recommendations of the Company’s compensation consultant and consistent with our continued commitment to pay-for-performance, the Company’s 2011 AIB will not provide for bonuses if KCI fails to attain minimums of 91% and 96% for certain CFM performance targets as established under the guidelines. This financial performance range will require a higher minimum performance on each CFM performance target than required in previous years before participants will be eligible to receive bonus payments under the AIB.

Bonus payments under the 2010 AIB are also based on the achievement of the Company’s Corporate Scorecard Objectives, which incorporate both operational and financial performance measures with target objectives specific to the Company’s business units and the Company’s shared services operations. The specified target objectives, which are revised each year, are related to the following areas:

•	market penetration (specific product categories and account conversions);

•	innovation (product development and pipeline targets);

•	execution (on-time delivery targets and launch dates for new products);

•	organizational excellence (leadership bench strength and retention targets); and

•	financial management (productivity increases, research and development spending, management of working capital).

A summary of the performance measures constituting the CFM and the Corporate Scorecard Objectives (together, the “Consolidated Corporate Metric”) as well as the related fiscal 2010 results are as follows (dollars in thousands, except per share amounts):

Performance Measure	Fiscal 2010 Target ($)		Fiscal 2010 Result ($)	Fiscal 2010 Attainment (% of Target)	Earned Payout (%) (4)	Weighting Factor (%)	Weighted Earned Payout (%)
Revenue (1)	2,157,172		2,021,411	93.7	70	25	17.5
Earnings Per Share (2)	3.7296		3.5948	96.4	80	30	24.0
Consolidated Cash Flow (3)	515,586		562,837	109.2	145	25	36.3
Corporate Scorecard Objectives	(operational and financial performance measures)	}	91.0%	91	91	20	18.2
	Consolidated Corporate Metric						96.0

(1)	Fiscal 2010 revenue excludes the effect of foreign currency fluctuations from exchange rates estimated at the time the Fiscal 2010 Target was established.
(2)	Fiscal 2010 Earnings Per Share excludes the effect of foreign currency fluctuations on operating earnings from exchange rates estimated at the time the Fiscal 2010 Target was established.
(3)	Consolidated cash flow is defined as Consolidated EBITDA (as defined in our senior credit facility) adjusted to include gains and losses from foreign currency transactions, less capital expenditures, and excludes costs associated with any significant and unusual items as determined by the Compensation Committee. For purposes of determining consolidated cash flow, Consolidated EBITDA is defined in our senior credit facility to include net earnings (loss) adjusted to exclude the impact of interest expense, income taxes, depreciation and amortization expenses, and all other non-cash charges and expenses (including non-cash option and stock-based compensation expenses).
(4)	Earned payout percentage for each CFM performance metric is adjusted from a base of 100% by 5% for each 1% of outperformance or underperformance against the performance target. Earned payout percentage for the scorecard objectives is based on the number of objectives met or exceeded for fiscal year 2010.

For 2010, bonus payments for Ms. Burzik and Mr. Landon under the 2010 AIB were based 80% on the CFM and 20% on the achievement of the Company’s Corporate Scorecard Objectives. In establishing the bonus payments for 2010, the Committee determined that the payments for Ms. Burzik and Mr. Landon would not exceed the overall financial and scorecard performance of the highest performing business unit. As a result, the weighted earned payout under the Consolidated Corporate Metric for Ms. Burzik and Mr. Landon for 2010 was 89.7%.

For 2010, employees of the Company’s Active Healing Solutions (AHS) business unit, including Mr. Genau, had their annual incentive bonus payouts based 50% on overall KCI performance, as measured by the Consolidated Corporate Metric, and 50% on the overall performance for the AHS business unit. AHS’s overall performance was at a level of 81.5%, based on achievement relative to specified performance targets for AHS revenue, contributed profit, market penetration in the U.S., Canada and EMEA, and new product launch goals for the AHS business unit. At the time the performance measures were established, they were considered significant but achievable with rigorous commitment, as they represented significant growth over the 2009 comparable period performance. Combining these factors, the weighted earned payout for employees in the AHS business unit was 88.7%.

For 2010, employees of the Company’s LifeCell business unit, including Ms. Colleran, had their annual incentive bonus payouts based 50% on overall KCI performance, as measured by the Consolidated Corporate Metric, and 50% on the overall performance for the LifeCell business unit. The LifeCell business unit’s overall performance was at a level of 83.5%, based on achievement relative to specified performance targets for LifeCell revenue, contributed profit, Strattice revenue and profit goals, and market penetration in the EMEA region for the LifeCell business unit. At the time the performance measures were established, they were considered significant but achievable with rigorous commitment, as they represented significant growth over the 2009 comparable period performance. Combining these factors, the weighted earned payout for employees in the LifeCell business unit was 89.7%.

For 2010, employees of the Company’s Therapeutic Support Systems (TSS) business unit, including Mr. Seidel, had their annual incentive bonus payouts based 50% on overall KCI performance, as measured by the Consolidated Corporate Metric, and 50% on the overall performance for the TSS business unit. The TSS business unit’s overall performance was at a level of 34.9%, based on achievement relative to specified performance targets for TSS revenue, contributed profit, new product launch goals, and market penetration in the U.S. critical care setting for the TSS business unit. At the time the performance measures were established, they were considered significant but achievable with rigorous commitment, as they represented significant growth over the 2009 comparable period performance. Combining these factors, the weighted earned payout for employees in the TSS business unit was 65.4%.

A further assessment of each executive’s individual performance (taking into account performance against personal objectives and other factors) was made and used as a multiple ranging from 0% to 150% and applied to calculate the final bonus payout for each executive, subject to an overall cap of 200% of target bonus. The Compensation Committee establishes personal objectives for each executive based on recommendations by the Chief Executive Officer and the most senior Human Resources executive with a view towards primarily-objective, metrically-driven goals. However, some personal objectives by nature have a subjective component. As such, in selected instances, the Compensation Committee may exercise its discretion with respect to whether such subjective goals have been achieved and may adjust bonus calculations which may yield higher or lower bonus amounts than would result from a purely formulaic approach. In certain instances, the Compensation Committee may also determine to award no bonus, such as in the case of termination of employment of an executive officer. In establishing corporate and individual objectives under the incentive bonus program, the Committee sets goals at levels it believes are significant but achievable with rigorous personal commitment.

The table below summarizes the decisions of the Compensation Committee with regard to the annual performance bonus amounts for each named executive officer for fiscal year 2010.

Name	Base Salary Rate ($)	Target Bonus (%)	Target Bonus ($)	Consolidated Metric (%)	Individual Multiple (%)	Actual Bonus (%)	Actual Bonus ($)
Catherine M. Burzik (1)	895,000	110	984,500	89.7	100	98.7	883,097
Martin J. Landon (1)	420,000	80	336,000	89.7	100	71.8	301,392
Michael C. Genau (2)	490,000	80	392,000	88.7	90	63.9	312,934
Lisa N. Colleran (3)	397,500	80	318,000	89.7	95	68.2	270,984
Stephen D. Seidel (4)	391,000	80	312,800	65.4	75	39.2	153,428

(1)	In establishing the bonus payments for 2010, the Compensation Committee determined that the payments for Ms. Burzik and Mr. Landon would not exceed the overall financial and scorecard performance of the highest performing business unit. As a result, the consolidated metric for Ms. Burzik and Mr. Landon was 89.7%.
(2)	As leader of the Company’s AHS division, the consolidated metric for Mr. Genau was 88.7%, based 50% on AHS’s overall financial and scorecard performance and 50% on the overall KCI performance.
(3)	As leader of the Company’s LifeCell division, the consolidated metric for Ms. Colleran was 89.7%, based 50% on LifeCell’s overall financial and scorecard performance and 50% on the overall KCI performance.
(4)	As leader of the Company’s TSS division, the consolidated metric for Mr. Seidel was 65.4%, based 50% on TSS’s overall financial and scorecard performance and 50% on the overall KCI performance.

In calculating the individual attainment multiple for each named executive officer under the 2010 AIB, the Compensation Committee considered the overall contribution of each named executive officer to the CFM, the Corporate Scorecard Objectives, and the applicable business unit’s overall performance, if any, together with each executive’s accomplishment of the key personal objectives established for the 2010 fiscal year.

Ms. Burzik’s individual performance was determined by the Board of Directors in accordance with its annual CEO evaluation procedure, which included her own self-evaluation and an evaluation by each non-executive director of her overall performance and her contribution to the Company’s performance under the Consolidated Corporate Metric described above. As a result of this evaluation, the Compensation Committee assigned Ms. Burzik the individual multiple of 100% set forth in the above table. The Compensation Committee based Ms. Burzik’s individual multiple on her performance and accomplishments in 2010, including successfully leading the development and execution of the Company’s strategic plan and Corporate Scorecard Objectives.

Mr. Landon’s individual performance was determined based on his contribution to the Company’s Consolidated Corporate Metric described above, together with his accomplishment of personal objectives for 2010, including:

•	ensuring quality internal control environment with respect to financial reporting;

•	establishing a global shared services infrastructure and implementing certain IT platforms;

•	supporting corporate development activities; and

•	managing financial operations to achieve the Company’s financial performance targets.

The Compensation Committee determined that Mr. Landon met or exceeded each of his objectives in assigning him the individual multiple set forth in the table above.

Mr. Genau’s individual performance was determined based on his contribution to the Company’s Consolidated Corporate Metric described above, as well as his contribution to the AHS business unit’s overall performance, together with his accomplishment of personal objectives for 2010, including:

•

achieving specified revenue and profit goals for the AHS business unit. At the time the financial measures were established, they were considered significant but achievable with rigorous personal commitment, as they represented significant growth over the 2009 comparable period performance;

•	achieving geographic expansion by establishing commercial infrastructure in China, India and Latin America; and

•	increasing manufacturing of AHS products by KCI’s manufacturing facility in Athlone, Ireland.

The Compensation Committee determined that Mr. Genau realized a substantial portion of his objectives in assigning him the individual multiple set forth in the table above.

Ms. Colleran’s individual performance was determined based on her contribution to the Company’s Consolidated Corporate Metric described above, as well as her contribution to the LifeCell business unit’s overall performance, together with her accomplishment of personal objectives for 2010, including:

•

achieving specified financial targets for LifeCell revenue, contributed profit and new product revenue for the Company’s LifeCell business unit. At the time the financial measures were established, they were considered significant but achievable with rigorous personal commitment, as they represented significant growth over the 2009 comparable period performance;

•

achieving new market entry strategies and implementation plans for LifeCell products. At the time the performance measures were established, they were considered significant but achievable with rigorous personal commitment, as the market expansion for existing and new products is key to maintaining consistent revenue growth rates; and

•	completing a multi-year production capacity plan for LifeCell tissue matrix products.

At the time the measures above were established, they were considered significant but achievable with rigorous personal commitment. The Compensation Committee determined that Ms. Colleran realized a substantial portion of her objectives in assigning her the individual multiple set forth in the table above.

Mr. Seidel’s individual performance was determined based on his contribution to the Company’s Consolidated Corporate Metric described above, as well as his contribution to the TSS business unit’s overall financial and scorecard performance, together with his accomplishment of personal objectives for 2010, including:

•	establishing a leadership team for key organizational functions as well as in EMEA to enable geographic expansion;

•	driving corporate development and organizational efforts for the Company’s TSS business unit; and

•

achieving revenue and profit goals for the TSS business unit. At the time the financial measures were established, they were considered significant but achievable with rigorous personal commitment, as they represented significant sequential growth over the 2009 comparable period performance.

The Compensation Committee determined that Mr. Seidel met some but not all of his objectives in assigning him the individual multiple set forth in the table above.

Executive Long-Term Incentives

Long-Term Incentives Summary Tables

KCI’s long-term incentive equity grant practices result in a significant portion of each named executives’ compensation being contingent on positive Company and individual performance. The following table illustrates the extent to which, over the last three fiscal years of the Company, named executive officer compensation has been comprised of such performance-based compensation.

In 2008, 2009 and 2010, our long-term incentive awards to executive officers were structured as described in the table below. Please refer to the “2010 Summary Compensation Table” for detailed information regarding individual awards to executives in the applicable years.

Award Year	LTI Award Element	Percentage of LTI Award Value (1)	Percentage of Shares Subject to Award (2)	Vesting Schedule
2008	Stock Options	48%	68%	Ratable vesting of 25% each year.
	Restricted Stock Awards	26%	16%	Cliff vesting on the three-year anniversary of the grant date.
	Performance-based Restricted Stock Units	26%	16%	Vesting, if any, determined annually over a three-year performance period based on achievement of annual incremental revenue milestones.
2009	Stock Options	77%	77%	Ratable vesting of 25% each year.
	Performance-based Stock Options	23%	23%	Vesting, if any, determined annually over a three-year performance period based on achievement of annual incremental CFM targets, with performance-based potential for accelerated vesting.
2010	Stock Options	70%	83%	Ratable vesting of 25% each year.
	Performance-based Restricted Stock Units	30%	17%	Vesting, if any, determined at the end of the three-year performance period based on achievement of certain free cash flow targets.

(1)	As measured using the same factors and assumptions used in Footnote 4 to the “2010 Summary Compensation Table” below.
(2)	Calculated assuming vesting at target attainment.

In 2011, the Compensation Committee has determined that at least fifty percent (50%) of the shares subject to equity awards granted to named executive officers will vest or be payable solely upon attainment of objective, determinable performance targets established by the Compensation Committee in connection with the grant of such awards. The long-term incentive awards granted to our executives in 2011 were structured as follows:

Award Year	LTI Award Element	Percentage of LTI Award Value (1)	Percentage of Shares Subject to Award (2)	Vesting Schedule
2011	Stock Options	32%	50%	Ratable vesting of 25% each year.
	Performance-based Restricted Stock Units	68%	50%	Vesting, if any, determined at the end of the three-year performance period based on achievement of certain free cash flow targets.

(1)	As measured using the same factors and assumptions used in Footnote 4 to the “2010 Summary Compensation Table” below.
(2)	Calculated assuming vesting at target attainment.

Long-Term Incentive Program Design

KCI places significant emphasis on long-term incentives in executive compensation. Long-term incentives are designed to promote sustained shareholder value by encouraging executives to set and execute strategic goals that provide for continued long-term growth and profitability. KCI has used an annual equity grant of stock options, restricted stock, restricted stock units and/or performance shares to incentivize the performance of named executive officers. Consistent with our continued commitment to pay-for-performance, this combination of equity-based incentives is intended to align executives’ interests with KCI’s achievement of financial objectives that enhance shareholder value, and enable KCI to competitively attract, retain and motivate executive talent in a marketplace where such incentives are prevalent.

Initial equity grants for newly-hired executive officers are reviewed and approved by the Compensation Committee based on the recommendations of management with reference to market analyses. Equity grant amounts are based on job responsibilities and potential for individual contribution, with reference to the levels of total compensation, which includes the value of long-term incentive amounts of executives in KCI’s peer group. Equity grants are made to new officers based on market data and as necessary to obtain their services; from time to time the Compensation Committee may make supplemental grants as it deems necessary to secure the retention of various continuing employees, in light of new hiring and otherwise. Initial equity grants are generally larger than those distributed annually to provide sufficient long-term incentives for new executives. All awards of stock options are made at the market price at the time of the award, which is equal to the closing price of KCI’s shares on the date of grant. All equity grants made to executives since KCI’s initial public offering have been issued under the KCI 2004 Equity Plan or the KCI 2008 Omnibus Stock Incentive Plan.

Annual equity grant values are determined based upon information on long-term incentive market analyses obtained by the Compensation Committee. Generally, at its first quarterly meeting of each year, the Compensation Committee reviews and approves a range of grant values assigned to different eligible employee salary grades, as measured using the same factors and assumptions used in Footnote 4 to the “2010 Summary Compensation Table” below. Stock option awards made pursuant to these guidelines have an exercise price equal to the closing price of KCI shares on the date of grant, which is scheduled to coincide with the Compensation Committee’s first quarterly meeting following KCI’s fourth quarter earnings release. During that meeting, the Compensation Committee determines the appropriate number of options and restricted stock for grantees within each eligible salary grade.

KCI historically has used a combination of stock options, restricted stock, restricted stock units and/or performance shares for equity awards. The Compensation Committee targets long-term incentive compensation for named executive officers between the 50th and 75th percentile of market for comparable positions based on the benchmark data. The value actually realized with respect to stock-based awards will depend on the Company’s achievement of goals and stock price performance-based return. The Committee exercises judgment in determining the levels of annual equity grants, considering the competitiveness of grants relative to comparable positions within the benchmark data, relative job responsibilities, an executive’s target cash and total compensation levels and an assessment of each executive’s performance and potential, as well as retention considerations. In addition to market and individual considerations, the Committee also evaluates annual burn rates (share usage) and compensation expense in making annual executive compensation determinations.

Long-Term Incentive Awards Description

In 2008, equity grants to named executive officers were composed of stock option grants (with time-based vesting over four years) representing 48% of the value of the annual award, restricted stock grants representing 26% of the value of the annual award, and performance-based restricted stock units representing 26% of the value of the annual award, where award value is measured using the same factors and assumptions used in Footnote 4 to the “2010 Summary Compensation Table” below. As a result of the Company’s financial performance in 2008 and 2009, the Company does not believe that the restrictions on the performance-based restricted stock units granted in 2008 will lapse in the future, and accordingly, any unvested shares will be forfeited.

In 2009, equity grants to named executive officers were composed of stock option grants (with time-based vesting over four years) representing 77% of the value of the annual award and performance-based stock options representing 23% of the value of the annual award, where award value is measured using the same factors and assumptions used in Footnote 4 to the “2010 Summary Compensation Table” below. Based on the recommendations of the Company’s compensation consultant and trends in executive compensation, the Compensation Committee determined that option grants representing approximately 23% of value of the annual award to executive officers in 2009 should vest based on certain performance criteria so as to tie the executives’ compensation more closely to the Company’s success and the interests of its shareholders. Accordingly, one-third of these performance-based options granted in February 2009 were scheduled to vest on the first anniversary of grant if the Company attained its 2009 target CFM; an additional third (as well as the first tranche, if not already vested) would vest on the second anniversary of grant if the 2010 CFM was at least 107.5% of the 2009 target CFM; and finally, any unvested portion of the option will vest if the 2011 CFM is at least 115.6% of the 2009 target CFM. Moreover, a special accelerated vesting rule provided that one-half of the performance-based option grant would vest if the Company’s 2009 CFM was at least 110% of the 2008 CFM (in which case the foregoing general vesting rule would be suspended to that extent), and the performance-based option would vest in full if the Company’s 2010 CFM was at least 121% of the 2008 CFM. Any unvested options will be forfeited. On February 20, 2009, the Compensation Committee awarded 62,500 performance-based options and 187,500 time-based options to Ms. Burzik; 21,000 performance-based options and 63,000 time-based options to Mr. Landon; 20,000 performance-based options and 60,000 time-based options to Ms. Colleran; 15,250 performance-based options and 84,750 time-based options to Mr. Seidel; and 15,250 performance-based options and 59,750 time-based options to Dr. Fruchterman. As a result of the Company’s financial performance in 2009 and 2010, no performance-based options vested on the first or second anniversary of the grant and none of the performance targets for accelerated vesting were met. Dr. Fruchterman forfeited all of his unvested 2009 equity grants at the time of his resignation in April 2010.

In 2010, annual equity grants for named executive officers were composed of stock option grants (with time-based vesting over four years) representing 70% of the value of the annual award and performance-based restricted stock units representing 30% of the value of the annual award, where award value is measured using the same factors and assumptions used in Footnote 4 to the “2010 Summary Compensation Table” below, based on the recommendations of the compensation consultant and current trends in executive compensation. This structure reflected the following key goals: (a) to continue to emphasize stock options, which the Committee believes are inherently performance-based because share price appreciation must occur for them to have value, (b) to add an objective, market-based performance plan that is a significant piece of total compensation, and (c) to not use any full share, time-based vesting awards. Vesting of the performance-based restricted stock units will be based on the achievement of certain free cash flow targets over a three-year period, as measured by comparing free cash flow for 2012 against free cash flow for 2009. Accordingly, if the threshold target of 15% growth in free cash flow is met, 25% of the performance-based restricted stock units will vest. If the target of 60% growth in free cash flow is met, 50% of the performance-based restricted stock units will vest, and 100% of the performance-based restricted stock units will vest if the stretch target of 140% growth in free cash flow is met. Performance between these established milestones will result in vesting on a proportionate basis. On February 23, 2010, the Compensation Committee awarded time-based options and performance-based restricted stock units which would vest at target attainment in the following amounts to the named executive officers as follows: 144,000 time-based options and 30,000 performance-based restricted stock units to Ms. Burzik; 38,000 time-based options and 7,500 performance-based restricted stock units to Mr. Landon; 38,000 time-based options and 7,500 performance-based restricted stock units to Mr. Genau; 32,000 time-based options and 6,375 performance-based restricted stock units to Ms. Colleran; 26,000 time-based options and 5,250 performance-based restricted stock units to Mr. Seidel; and 26,000 time-based options and 30,250 performance-based restricted stock units to Dr. Fruchterman. Dr. Fruchterman forfeited all of his 2010 equity grants at the time of his resignation in April 2010.

In 2010, the values of long-term incentive compensation equity grants for Ms. Burzik, Mr. Landon, Mr. Genau, Ms. Colleran, Mr. Seidel and Dr. Fruchterman were in the 29th, 29th, 22nd, 53rd, 37th and 75th percentile, respectively. The deviation from the market median for 2010 long-term incentive awards occurred because the Compensation Committee gave substantial weight to a number of factors other than market data to determine the size and type of equity grants, including the accounting and compensation expense impact of each award, tax consequences, potential dilutive effects, burn rate under the Company’s equity plans, and potential future stock values.

In 2011, annual equity grants to the named executive officers are comprised of a combination of stock options and performance-based restricted stock units, with 50% of the shares subject to equity awards granted as performance-based restricted stock units, assuming they vest at target, and the remaining 50% of the shares subject to equity awards granted as stock options (with time-based vesting over four years), based on the recommendations of the compensation consultant and current trends in executive compensation. Vesting of the performance-based restricted stock units will be based on the same performance metrics as were described above for the 2010 equity performance-based restricted stock unit grants, comparing free cash flow for 2013 against free cash flow for 2010. On February 22, 2011, the Compensation Committee awarded time-based options and performance-based restricted stock units which would vest at target attainment in the following amounts to the named executive officers as follows: 58,000 time-based options and 58,000 performance-based restricted stock units to Ms. Burzik, 21,775 time-based options and 21,775 performance-based restricted stock units to Mr. Landon, 14,525 time-based options and 14,525 performance-based restricted stock units to Mr. Genau, 17,500 time-based options and 17,500 performance-based restricted stock units to Ms. Colleran, and 10,375 time-based options and 10,375 performance-based restricted stock units to Mr. Seidel.

Other Benefits and Perquisites

KCI provides the named executive officers with health and welfare benefits that are available to all KCI employees. International plans may vary, but employees and executives generally participate in health and welfare programs designed to attract and retain employees in a competitive marketplace while providing protection against any hardships otherwise arising from an illness, disability or death. KCI does not currently offer pension arrangements, retirement plans, or nonqualified deferred compensation plans or arrangements to executives, including the named executive officers, and strives to ensure that any other perquisites are limited in nature and value.

Along these lines, KCI also makes available to its executive officers a limited amount of benefits and perquisites that the Compensation Committee believes are reasonable and consistent with the overall executive compensation program. These executive benefits and perquisites are intended to serve as part of a competitive total compensation program and to enhance the executive’s ability to efficiently perform his or her responsibilities and minimize distractions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers. The named executive officers are provided with reimbursement for tax planning services. This amount is only available as a reimbursement, not as a guaranteed amount, and was limited in 2010 to an expenditure of $10,000 for Ms. Burzik as Chief Executive Officer and up to $5,000 for the other named executive officers. KCI also provides named executive officers with an annual executive physical exam, and this benefit was limited in 2010 to an expenditure of $2,000 for Ms. Burzik and each of the other named executive officers. The attributed costs of these personal benefits are included in the “All Other Compensation” column of the 2010 Summary Compensation Table below.

Consistent with the Company’s continued commitment to pay-for-performance, in general, named executive officers will not be entitled to guaranteed, non-performance based bonuses or salary increases. From time to time, named executive officers are provided with special performance bonuses or signing bonuses in connection with new hire arrangements. In limited circumstances, the success of an extraordinary transaction, such as a business or technology acquisition, may require special retention arrangements for key officers whose services are essential to business integration. The Compensation Committee plans to implement appropriate, market-based retention programs in the context of mergers and acquisitions, based on the advice of the Committee’s compensation consultant.

Ms. Colleran is party to an employment agreement with the Company entered into in April 2008 in connection with the Company’s acquisition of LifeCell. Pursuant to this previously negotiated employment agreement, Ms. Colleran received a retention payment in the amount of $418,600 in May 2010. The payment of this retention award to Ms. Colleran pursuant to her previously negotiated employment agreement was determined by the Compensation Committee in 2008 to be critical to the post-acquisition success and integration of LifeCell. Ms. Colleran is not entitled to any additional retention payments under the terms of her 2008 employment agreement. Mr. Genau and Mr. Seidel were each provided a one-time performance bonus of $30,831 and $40,000, respectively, as a result of obtaining a favorable litigation jury verdict in March 2010 and their respective roles during such litigation as president of the AHS business unit and General Counsel.

Termination Payments

The Company enters into severance arrangements with its named executive officers (by entering into employment and/or retention agreements) based on market practice as identified by the compensation consultant, which recognizes that senior executives are often unwilling to join and/or remain at a company without the assurance that they will be provided with a customary severance package if they are terminated by the Company other than for cause. In this regard, Ms. Burzik’s severance arrangements were negotiated in 2006 as part of an overall package deemed necessary by the Compensation Committee to induce her to join the Company. The Company has also entered into severance arrangements with all of the other named executive officers with a view to ensuring their employment and preventing the distraction and loss of key employees which might otherwise occur in connection with rumored or actual fundamental corporate changes, and to promote retention despite the uncertainties of a contemplated or pending transaction. The Compensation Committee determined which particular events would trigger payment based on current market practice. These agreements have been structured with the terms and payout levels described below based on benchmark data provided by the compensation consultant. Please refer to the “Potential Payments Upon Termination or Change in Control,” below, for more information regarding potential payments upon termination.

As more fully described under the heading “Effect of Change in Control on Executive Compensation,” for equity grants to employees under the 2004 Equity Plan and 2008 Omnibus Stock Incentive Plan, unless otherwise provided in an award agreement, if a participant’s employment or service is terminated by the Company other than for “Cause” (as defined in the applicable plan and described in “Potential Payments Upon Termination or Change in Control,” below) within 24 months following a change in control, then all outstanding options, shares of restricted stock and restricted stock units immediately vest. For equity grants to employees made pursuant to the 2008 Omnibus Stock Incentive Plan award agreements, all outstanding options, shares of restricted stock and restricted stock units immediately vest upon death or disability. The Compensation Committee determined which particular events would trigger payment based on recommendations from the compensation consultant and then-current practices within the peer group.

In connection with the resignation of Dr. Fruchterman on April 15, 2010, the Company entered into a separation and release agreement with Dr. Fruchterman, pursuant to which Dr. Fruchterman and the Company agreed to several customary restrictive covenants and mutual releases. The separation and release agreement provided for separation payments which the compensation consultant has indicated are consistent with market practice for executives of similar seniority and experience.

Effect of Change in Control on Executive Compensation

Under the 2004 Equity Plan and the 2008 Omnibus Stock Incentive Plan, if a participant’s employment or service is terminated by the Company other than for “Cause” (as defined in the applicable plan and described in “Potential Payments Upon Termination or Change in Control,” below) within 24 months following a change in control, then all outstanding options, shares of restricted stock and restricted stock units immediately vest. In addition, under the 2004 Equity Plan, unless otherwise provided in an award agreement, upon a change in control, all outstanding options, shares of restricted stock and restricted stock units vest immediately unless such awards are either assumed or an equitable substitution is made.

The Compensation Committee approved these change in control provisions to prevent the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes, and to promote retention despite the uncertainties of a contemplated or pending transaction. The Compensation Committee determined which particular events would trigger payment based on market practice as identified by the Company’s independent compensation consultant.

In general, named executive officers will not be entitled to tax reimbursement (“tax gross-up”) payments with respect to perquisites or other compensation. Pursuant to Ms. Burzik’s 2006 offer letter, if it is determined that any payments to her would be subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), KCI will pay Ms. Burzik a gross-up payment in an amount such that, after payment by her of all income and other taxes imposed on the gross-up payment, she retains an amount of the gross-up payment sufficient to pay such excise tax.

Pursuant to Ms. Colleran’s 2008 employment agreement, if it is determined that any payments to her would be subject to the excise tax under Code Section 4999 in the event of a change in control, she is subject to a “Better After Tax” provision. This “Better After Tax” provision reduces Ms. Colleran’s change in control payments if she would receive more on an after tax basis due to the reduction. Otherwise, Ms. Colleran’s change in control payments are not reduced and Ms. Colleran is subject to the excise tax.

Please refer to “Potential Payments Upon Termination or Change in Control,” below, for more information regarding the effects of a change in control on executive compensation.

Tally Sheets

The Compensation Committee annually reviews total compensation tally sheets which describe all components of compensation for senior executives, including salary, target bonus, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to KCI of all perquisites and other personal benefits, and compensation under several potential severance and change-in-control scenarios. Based on this review for 2010 compensation, the Compensation Committee determined compensation for KCI’s named executive officers to be appropriate.

Total Compensation

The Company’s target pay philosophy positions total compensation for its executive officers between the 50th and 75th percentiles of market. Actual compensation may fall outside that range based on a variety of factors, including individual performance, additional responsibilities and length of tenure in a particular position. In 2010, the actual total direct compensation, including salary, bonus and long term incentive compensation, for each of Ms. Burzik, Mr. Landon, Mr. Genau, Ms. Colleran and Mr. Seidel was in the 29th, 35th, 22nd, 58th, and 42nd percentile, respectively, when compared to the total compensation benchmark data provided by the Company’s compensation consultant and used to set total compensation. Because comparable data for 2010 will not be available until all Proxy Statements for the peer group companies have been filed, the Company is unable to provide a comparison of 2010 compensation for its named executive officers against the actual, comparable amounts paid by peer group companies in 2010. The deviation from the market median for 2010 actual total direct compensation is primarily attributable to below median actual incentive bonus payouts and the Company’s award of long-term incentive equity grants at a low level relative to market data, as discussed above. The Company believes that all named executive officers are appropriately compensated based on their roles in the organization and against benchmark market data.

Management Stock Ownership Guidelines

The Compensation Committee has adopted management stock ownership guidelines which encourage KCI executives to focus their efforts on the long-term success of KCI and to align executive and shareholder interests. These guidelines apply to the following senior executives indicated below at the indicated levels of aggregate fair market value in equity securities held.

Position	Stock Ownership Guidelines
Chief Executive Officer	5x annual base salary
EVP & Chief Financial Officer	3x annual base salary
EVP, CAO & General Counsel	3x annual base salary
Division Presidents	3x annual base salary
Other Executive Committee Members	2x annual base salary

The following shares count towards fulfillment of the stock ownership guidelines:

•	Shares owned outright by the executive or his or her immediate family members residing in the same household;

•	Restricted shares (as long as removal of restrictions is not contingent solely on performance);

•	Shares held in the Employee Stock Purchase Plan; and

•	Vested, in-the-money stock options.

The value of unvested stock options does not count in determining compliance with the guidelines.

The target date for compliance for all covered senior executives employed by KCI is seven years from the date on which such executive was appointed to the executive committee. If an executive’s stock ownership guideline increases because of change in title, a three-year period to achieve the incremental guideline will begin on the effective date of the change. Share ownership levels must be maintained for as long as the executive is subject to the management stock ownership guidelines.

Annually, the Compensation Committee will review progress towards compliance with the guidelines, which permit variances in the event of extraordinary hardship or a precipitous decline in stock value. If an executive fails to meet his/her stock ownership guideline by the target date, the Compensation Committee will review individual compliance issues on a case-by-case basis to determine the reasons for the executive being out of compliance. In cases where the Compensation Committee chooses to assist an executive to meet his/her stock ownership guideline, the Committee may require the following: (a) that up to 30% of any annual incentive bonus be paid in whole shares, which must be held for a minimum of two years from the date of award, and (b) that such executive shall not, without the approval of the Compensation Committee, sell any shares (other than a sale of shares to cover taxes in connection with the lapsing of restricted shares) until he or she achieves compliance. As of March 31, 2011, all of KCI’s executive officers were in compliance with the guidelines.

Section 162(m) Policy

Code Section 162(m) generally places a $1,000,000 limit on the amount of non-performance based compensation that KCI may deduct in any one year with respect to its Chief Executive Officer and the three next most highly compensated executive officers, other than the Chief Financial Officer. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. KCI’s shareholder-approved 2004 Equity Plan and 2008 Omnibus Stock Incentive Plan are qualified so that certain awards under the plan constitute performance-based compensation not subject to Code Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Policy on Recovery of Compensation

In February 2010, the Board of Directors formally adopted a Compensation Adjustment Policy. The goal of the policy is to ensure the fair and accurate payment of bonus and incentive compensation to executive officers based on the Company’s actual financial performance if subsequent information is revealed which leads to a restatement of financial results. Under the policy, in the event of a restatement of the Company’s financial results due to material noncompliance with any then-applicable financial reporting requirement under either GAAP or the federal securities laws, the Board may require executive officers of the Company to repay any portion of bonus or incentive compensation payments which are in excess of the amounts that would have been paid based on the restated financial results. In addition, the Board has the discretion to cause the Company to make incremental payouts to executive officers and other employees if any restatement of the Company’s financial results indicates that the Company should have made higher bonus or incentive compensation payments than those actually made.

The material in the following report is not “soliciting material,” is not deemed “filed” with the SEC, and is not incorporated by reference into any filing of KCI under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

C. Thomas Smith, Chairman

Ronald W. Dollens

Donald E. Steen

Carl F. Kohrt

2010 Summary Compensation Table

The following table sets forth the total compensation earned for services rendered during fiscal years 2010: (1) the current principal executive officer and principal financial officer; and (2) the three other most highly compensated executive officers during fiscal year 2010 (which we refer to collectively as our named executive officers), as well as one additional individual who would have been among the three other most highly compensated executive officers but for the fact that the individual was not serving as an executive officer of KCI at the end of our last completed fiscal year. 2009 and 2008 compensation is presented for executives who were also named executive officers in 2009 and 2008. In accordance with SEC rules, 2008 compensation is not presented for Mr. Genau or Ms. Colleran because they were not named executive officers in that year. Although Dr. Fruchterman was not a named executive officer in 2009, his compensation for 2009 is presented because he was a named executive officer in 2008. The 2010 Summary Compensation Table and the Grants of Plan-Based Awards in 2010 table should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our program.

Name and Principal Position (1)	Year	Salary (2) ($)	Bonus (3) ($)	Stock Awards (4) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compen- sation (6) ($)	Total ($)
Catherine M. Burzik	2010	882,500	—	1,218,000	2,745,115	883,097	19,322	5,748,034
Chief Executive Officer and President (7)	2009	845,000	—	—	2,772,063	762,190	8,837	4,388,090
	2008	833,750	—	2,292,525	2,125,791	714,025	7,254	5,973,345

Martin J. Landon	2010	420,000	—	304,500	724,405	301,392	6,279	1,756,576
Executive Vice President and Chief Financial Officer	2009	415,000	—	—	931,413	281,030	6,115	1,633,558
	2008	396,250	—	796,950	734,981	260,260	5,285	2,193,726

Michael C. Genau	2010	490,000	30,831	304,500	724,405	312,934	6,192	1,868,863
Global President, Active Healing Solutions	2009	226,439	100,000	856,350	2,015,079	139,960	215,383	3,553,211

Lisa N. Colleran	2010	397,500	418,600	258,825	610,026	270,984	6,611	1,962,546
Global President, LifeCell	2009	391,875	418,600	—	887,060	274,911	4,000	1,976,446

Stephen D. Seidel	2010	388,125	40,000	213,150	495,646	153,428	6,925	1,297,274
Global President, Therapeutic Support Systems	2009	370,875	25,000	—	1,109,712	236,504	6,701	1,748,792
	2008	342,500	—	618,413	565,370	224,474	5,809	1,756,566

Todd M. Fruchterman	2010	111,167	—	1,228,150	495,646	—	1,113,563	2,948,526
M.D., Ph.D. Executive Vice President, Research, Development & Clinical Sciences, Chief Technology Officer and Chief Medical Officer (8)	2009	371,000	—	—	831,937	272,765	877	1,476,579
	2008	344,500	1,000	514,913	474,911	227,728	660	1,563,712

(1)	The material terms of each named executive officer’s employment agreement or arrangement is described below, under the heading “Executive Officer Employment Agreements.”
(2)	The column “Salary” indicates the amount of base salary paid to the named executive officer during the fiscal year.
(3)	The 2010 Bonus amount paid to Mr. Genau was a litigation bonus; the 2010 Bonus amount paid to Ms. Colleran was a retention bonus; and the 2010 Bonus amount paid to Mr. Seidel was a litigation bonus.
(4)	The columns “Stock Awards” and “Option Awards” indicate the aggregate grant date fair value of awards in the year they were granted, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The 2010 performance-based awards have been recorded at target on the grant date. The 2009 and 2008 performance-based awards have been included in this table at their grant date aggregate fair value, as they were expected to vest 100% at their grant date. In connection with Dr. Fruchterman’s separation from KCI, 50,500 unvested restricted stock units, 12,379 unvested restricted stock awards, and 111,414 unvested stock options were canceled on April 15, 2010. The aggregate value of 2010 equity awards forfeited was $1,723,796. For a discussion of valuation assumptions, please see Note 1(t) to the 2010 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Please also refer to the “Grants of Plan-Based Awards in 2010” table below for additional information regarding stock awards granted in 2010. The amounts reported for 2008 have been restated to reflect the aggregate grant date fair value, in accordance with SEC rules.

(5)	In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans, including our Annual Incentive Bonus Guidelines, or AIB. Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measure was satisfied during the fiscal year. For example, our AIB awards are annual awards and the payments under those awards are made based upon the achievement of financial results and personal objectives measured as of December 31 of each fiscal year; accordingly, the amount we report for AIB corresponds to the fiscal year for which the award was earned even though such payment was made after the end of such fiscal year.
(6)	In the column “All Other Compensation,” we disclose the sum of the dollar value of:

•	perquisites unless the aggregate amount of such perquisites was less than $10,000;

•	amounts we paid or which became due related to severance;

•	our contributions to the Company’s retirement plans;

•	any life insurance premiums we paid during the year for the benefit of a named executive officer;

•	for Ms. Burzik, matching charitable contributions pursuant to a matching gift program described below; and

•	severance costs incurred by KCI for Dr. Fruchterman in 2010 totaling $1,113,161.

In accordance with SEC regulations, we report use of corporate resources by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost. The amounts in the “All Other Compensation” column do not include any perquisites as the aggregate amount of such perquisites was less than $10,000.

(7)	In accordance with SEC regulations, we report matching charitable contributions made by KCI on behalf of directors. In 2010, Ms. Burzik donated $10,000 to the Haiti Relief Fund. This amount was matched in full by KCI. As Ms. Burzik is a director but does not receive compensation for her service as a director, we include this amount in the “All Other Compensation” column.
(8)	Dr. Fruchterman’s employment with the Company ended on April 15, 2010.

Executive Officer Employment Agreements

Upon hiring each of the named executive officers, KCI and the named executive officer executed an offer letter or employment agreement, as applicable, outlining the terms of employment for such officer. Each of these letters or agreements sets forth standard terms summarizing salary, bonus and benefits. None of the offer letters or employment agreements establishes a term of employment for any named executive officer. These offer letters and employment agreements are described below.

Catherine M. Burzik. On October 16, 2006, Ms. Burzik executed a written offer letter with the Company providing for her employment as President and Chief Executive Officer beginning on November 6, 2006. Her initial annual base salary was $800,000. Ms. Burzik also is eligible to receive an annual discretionary performance-based bonus up to 200% of target with a target bonus of 110% of her annual base salary pursuant to the Company’s AIB. Ms. Burzik was initially granted options to purchase 332,000 shares of KCI stock under the 2004 Equity Plan, which vested fully on November 6, 2010. Ms. Burzik also initially received a restricted stock grant of 88,200 shares under the 2004 Equity Plan, which vested fully on November 6, 2009. Ms. Burzik is also eligible for severance benefits in the event her employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Martin J. Landon. In 1994, Mr. Landon executed a written offer letter with the Company providing for his employment as Senior Director of Corporate Development. Mr. Landon is currently serving as the Company’s Executive Vice President and Chief Financial Officer. Mr. Landon’s base salary for calendar year 2010 was $420,000, and he is also eligible to receive an annual discretionary performance-based bonus of up to 200% of target pursuant to the Company’s AIB. Mr. Landon’s target bonus for 2010 was 80% of his annual base salary. Mr. Landon is also eligible for severance benefits in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Michael C. Genau. In July 2009, Mr. Genau executed a written offer letter with the Company providing for his employment as Global President, Active Healing Solutions. Mr. Genau’s base salary in 2010 was $490,000, and he is also eligible to receive an annual discretionary performance-based bonus up to 200% of target pursuant to the Company’s AIB. Mr. Genau’s target bonus for 2010 was 80% of his base salary. Mr. Genau is also eligible for severance benefits in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Lisa N. Colleran. In April 2008, Ms. Colleran executed an employment agreement with LifeCell Corporation providing for her employment as Vice President, Commercial Operations. Ms. Colleran is currently serving as Global President of LifeCell Corporation. Ms. Colleran’s base salary in 2010 was $397,500, and she is also eligible to receive an annual discretionary performance-based bonus up to 200% of target pursuant to the Company’s AIB. Ms. Colleran’s target bonus for 2010 was 80% of her base salary. Ms. Colleran is also eligible for severance benefits in the event her employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Stephen D. Seidel. In 2005, Mr. Seidel executed a written offer letter with the Company providing for his employment as Senior Vice President, General Counsel and Secretary. Mr. Seidel is currently serving as Global President, Therapeutic Support Systems. Mr. Seidel’s base salary for calendar year 2010 was $391,000, and he is also eligible to receive an annual discretionary performance-based bonus up to 200% of target pursuant to the Company’s AIB. Mr. Seidel’s target bonus for 2010 was 80% of his annual base salary. Mr. Seidel is also eligible for severance benefits in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Grants of Plan-Based Awards in 2010

The following table provides information concerning awards in 2010.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Stock Unit Awards (2)			Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Threshold (3) ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Catherine M. Burzik		—	984,500	1,969,000	—	—	—	—	—	—
	2/23/10	—	—	—	15,000	30,000	60,000	—	—	1,218,000
	2/23/10	—	—	—	—	—	—	144,000	40.60	2,745,115

Martin J. Landon		—	336,000	672,000	—	—	—	—	—	—
	2/23/10	—	—	—	3,750	7,500	15,000	—	—	304,500
	2/23/10	—	—	—	—	—	—	38,000	40.60	724,405

Michael C. Genau		—	392,000	784,000	—	—	—	—	—	—
	2/23/10	—	—	—	3,750	7,500	15,000	—	—	304,500
	2/23/10	—	—	—	—	—	—	38,000	40.60	724,405

Lisa N. Colleran		—	318,000	636,000	—	—	—	—	—	—
	2/23/10	—	—	—	3,188	6,375	12,750	—	—	258,825
	2/23/10	—	—	—	—	—	—	32,000	40.60	610,026

Stephen D. Seidel		—	312,800	625,600	—	—	—	—	—	—
	2/23/10	—	—	—	2,625	5,250	10,500	—	—	213,150
	2/23/10	—	—	—	—	—	—	26,000	40.60	495,646

Todd M. Fruchterman		—	—	—	—	—	—	—	—	—
M. D., Ph.D	2/23/10	—	—	—	22,625	30,250	45,500	—	—	1,228,150
	2/23/10	—	—	—	—	—	—	26,000	40.60	495,646

(1)	These columns report the range of potential amounts pursuant to awards under non-equity incentive plans, including our Annual Incentive Bonus guidelines, or AIB. Actual 2010 AIB payments were made in March 2011 and these amounts are reported in the 2010 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(2)	At the time of grant it was probable that the restricted stock units would vest at target. Thus the grant date fair value for these awards was calculated using the target amounts. Restricted stock units for Dr. Fruchterman were cancelled upon his separation from KCI.
(3)	The 2010 AIB does not provide for a threshold; therefore, this column is left blank intentionally.
(4)	This column reports the FASB ASC Topic 718 value of awards granted during 2010.

Material Terms of Plans that Govern Share-Based Awards

In 2004, KCI’s shareholders approved the 2004 Equity Plan and the 2004 Employee Stock Purchase Plan. In May of 2008, upon shareholder approval of the 2008 Omnibus Stock Incentive Plan, the Board of Directors determined that no new equity grants would be made under the 2004 Equity Plan. The 2004 Equity Plan was effective on February 27, 2004 and reserved for issuance a maximum of 7,000,000 shares of common stock to be awarded as stock options, stock appreciation rights, restricted stock and/or restricted stock units. Of the authorized shares, 20% could be issued in the form of restricted stock, restricted stock units or a combination of the two. The exercise price of options granted under the 2004 Equity Plan was equal to KCI’s closing stock price on the date that the option was granted. The options granted vest and become exercisable incrementally over a period of four years unless otherwise provided in the option award agreement. The right to exercise an option terminates ten years after the grant date, unless sooner as provided for in the option award agreement. Restricted stock and restricted stock units granted under the 2004 Equity Plan generally vest over a period of three to six years unless otherwise provided in the award agreement. Unless otherwise provided in an award agreement, in the event of a change in control, all outstanding restricted stock and restricted stock unit awards under the plan will vest, and all options and stock appreciation rights under the plan will become vested and exercisable unless the awards are either assumed or an equitable substitution is made for them. In addition, if within 24 months following the change in control, the participant’s employment is terminated by the Company other than for “Cause” (as defined in the 2004 Equity Plan and described in “Potential Payments Upon Termination or Change in Control,” below), then all outstanding restricted stock and restricted stock unit awards under the plan will vest, and all options and stock appreciation rights under the plan will become vested and exercisable.

On May 20, 2008, KCI’s shareholders approved the 2008 Omnibus Stock Incentive Plan, which provides for the reservation of 6,125,000 shares of common stock, plus any and all shares of common stock that would have been returned to the Directors Stock Plan and the 2004 Equity Plan by reason of expiration of its term or cancellation upon termination of employment or service. The 2008 Omnibus Stock Incentive Plan is administered by the Compensation Committee, and provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, stock bonuses, cash awards, or any combination of the foregoing. The exercise price per share of stock purchasable under the 2008 Omnibus Stock Incentive Plan is determined by the administrator in its sole discretion at the time of grant but may not be less than 100% of the fair market value of KCI’s closing stock price on such date. The term of each stock option under the plan is fixed by the administrator, but no stock option is exercisable more than ten years after the date such stock option is granted. Unless otherwise provided in an award agreement, if within 24 months following a change in control, the participant’s employment is terminated by the Company other than for “Cause” (as defined in the 2008 Omnibus Stock Incentive Plan and described in “Potential Payments Upon Termination or Change in Control,” below), then (i) all outstanding time-based awards under the plan will vest and all restrictions on such awards will lapse, and (ii) all outstanding performance-based awards under the plan will vest as if target performance has been achieved and all restrictions on such awards will lapse as if target performance has been achieved.

Unless otherwise provided in an award agreement, the unvested portion of awards granted under the 2004 Equity Plan or the 2008 Omnibus Stock Incentive Plan will be immediately cancelled upon termination of a participant’s employment or service with KCI, its subsidiaries and its affiliates. Generally, in the case of a participant whose employment or service terminates for reasons other than death or disability, all options and stock appreciation rights that are exercisable at the time of termination may be exercised by the participant for no longer than 30 days after the date of termination under the 2004 Equity Plan and 90 days after the date of termination under the 2008 Omnibus Stock Incentive Plan, and if such termination is by reason of death or disability, the exercisability period will be for no longer than 180 days after the date of termination under both plans. If a participant’s employment or service terminates for “Cause” (as defined in the applicable plan and described in “Potential Payments Upon Termination or Change in Control,” below), all options and stock appreciation rights held by the participant will immediately terminate. No option or stock appreciation right will be exercisable after the expiration of its term. For a discussion of the vesting of named executive officers’ awards under the 2004 Equity Plan and the 2008 Omnibus Stock Incentive Plan, please refer to the discussion under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information concerning unexercised options, restricted stock and restricted stock units that have not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of 2010. Each outstanding award is represented by a separate row, which indicates the number of securities underlying the award.

For option awards, the table discloses the exercise price and the expiration date. For restricted stock awards, the table provides the total number of shares of stock for which restrictions have not lapsed and the aggregate market value of shares of stock for which restrictions have not lapsed, including restricted stock that is both unearned and unvested.

We computed the market value of restricted stock and restricted stock unit awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year by the number of shares or units or the amount of equity incentive plan awards, respectively.

Name	Option Awards (1)					Stock Awards (1)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Catherine M. Burzik	302,000	—	—	33.99	11/6/2016	—	—	—	—
	86,648	28,882	—	51.42	4/2/2017	—	—	—	—
	47,000	47,000	—	51.75	2/19/2018	—	—	—	—
	46,875	140,625	—	24.78	2/20/2019	—	—	—	—
	—	—	62,500	24.78	2/20/2019	—	—	—	—
	—	144,000	—	40.60	2/23/2020	—	—	—	—
	—	—	—	—	—	28,666	1,200,532	—	—
	—	—	—	—	—	—	—	82,500	3,455,100

Martin J. Landon	15,000	—	—	44.41	4/1/2014	—	—	—	—
	15,000	—	—	59.58	4/1/2015	—	—	—	—
	24,380	—	—	41.17	4/1/2016	—	—	—	—
	17,333	5,777	—	51.42	4/2/2017	—	—	—	—
	16,250	16,250	—	51.75	2/19/2018	—	—	—	—
	15,750	47,250	—	24.78	2/20/2019	—	—	—	—
	—	—	21,000	24.78	2/20/2019	—	—	—	—
	—	38,000	—	40.60	2/23/2020	—	—	—	—
	—	—	—	—	—	8,973	375,789	—	—
	—	—	—	—	—	—	—	22,800	954,864

Michael C. Genau	41,250	123,750	—	25.95	7/15/2019	—	—	—	—
	—	38,000	—	40.60	2/23/2020	—	—	—	—
	—	—	—	—	—	33,000	1,382,040	—	—
	—	—	—	—	—	—	—	15,000	628,200

Lisa N. Colleran	30,000	30,000	—	40.71	5/19/2018	—	—	—	—
	10,000	10,000	—	35.05	8/27/2018	—	—	—	—
	15,000	45,000	—	24.78	2/20/2019	—	—	—	—
	—	—	20,000	24.78	2/20/2019	—	—	—	—
	—	32,000	—	40.60	2/23/2020	—	—	—	—
	—	—	—	—	—	20,000	837,600	—	—
	—	—	—	—	—	—	—	12,750	533,970

Stephen D. Seidel	14,500	—	—	59.58	4/1/2015	—	—	—	—
	12,000	—	—	50.78	10/12/2015	—	—	—	—
	9,000	—	—	39.01	11/14/2015	—	—	—	—
	16,455	—	—	41.17	4/1/2016	—	—	—	—
	25,000	—	—	33.99	11/6/2016	—	—	—	—
	17,333	5,777	—	51.42	4/2/2017	—	—	—	—
	12,500	12,500	—	51.75	2/19/2018	—	—	—	—
	—	63,562	—	24.78	2/20/2019	—	—	—	—
	—	—	15,250	24.78	2/20/2019	—	—	—	—
	—	26,000	—	40.60	2/23/2020	—	—	—	—
	—	—	—	—	—	7,323	306,687	—	—
	—	—	—	—	—	—	—	16,500	691,020

Todd M. Fruchterman	—	—	—	—	—	—	—	—	—
M.D. Ph.D

(1)	See the “Equity Awards Vesting Schedule for Awards Outstanding at 2010 Fiscal Year-End” chart below for the vesting dates of options, restricted stock and restricted stock units held at fiscal-year end.
(2)	The amounts in “Market Value of Shares or Units of Stock That Have Not Vested” were calculated using the closing price of KCI’s common stock on December 31, 2010, the last NYSE trading day of our fiscal year. The closing price of our stock on this date was $41.88.
(3)	As of 2010 fiscal year end it was not probable that the performance measures would be met on the restricted stock units granted on February 19, 2008.

Equity Awards Vesting Schedule

for Awards Outstanding at 2010 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Options Vesting (#)	Vesting Date	Number of Equity Incentive Plan Awards That Have Not Been Earned (#) (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Awards Vesting (#)	Vesting Date (2)	Number of Equity Incentive Plan Awards That Have Not Vested (3) (#)
Catherine M. Burzik	28,882	28,882	4/2/2011	—	—	—	—	—
	47,000	23,500	2/19/2011	—	—	—	—	—
	—	23,500	2/19/2012	—	—	—	—	—
	140,625	46,875	2/20/2011	—	—	—	—	—
	—	46,875	2/20/2012	—	—	—	—	—
	—	46,875	2/20/2013	—	—	—	—	—
	144,000	36,000	2/23/2011	—	—	—	—	—
	—	36,000	2/23/2012	—	—	—	—	—
	—	36,000	2/23/2013	—	—	—	—	—
	—	36,000	2/23/2014	—	—	—	—	—
	—	—	—	62,500	—	—	—	—
	—	—	—	—	28,666	6,866	4/2/2011	—
	—	—	—	—	—	21,800	2/19/2011	—
	—	—	—	—	—	—	—	82,500

Martin J. Landon	5,777	5,777	4/2/2011	—	—	—	—	—
	16,250	8,125	2/19/2011	—	—	—	—	—
	—	8,125	2/19/2012	—	—	—	—	—
	47,250	15,750	2/20/2011	—	—	—	—	—
	—	15,750	2/20/2012	—	—	—	—	—
	—	15,750	2/20/2013	—	—	—	—	—
	38,000	9,500	2/23/2011	—	—	—	—	—
	—	9,500	2/23/2012	—	—	—	—	—
	—	9,500	2/23/2013	—	—	—	—	—
	—	9,500	2/23/2014	—	—	—	—	—
	—	—	—	21,000	—	—	—	—
	—	—	—	—	8,973	1,373	4/2/2011	—
	—	—	—	—	—	7,600	2/19/2011	—
	—	—	—	—	—	—	—	22,800

Michael C. Genau	123,750	41,250	7/15/2011	—	—	—	—	—
	—	41,250	7/15/2012	—	—	—	—	—
	—	41,250	7/15/2013	—	—	—	—	—
	38,000	9,500	2/23/2011	—	—	—	—	—
	—	9,500	2/23/2012	—	—	—	—	—
	—	9,500	2/23/2013	—	—	—	—	—
	—	9,500	2/23/2014	—	—	—	—	—
	—	—	—	—	33,000	33,000	7/15/2012	—
	—	—	—	—	—	—	—	15,000

Lisa N. Colleran	30,000	15,000	5/19/2011	—	—	—	—	—
	—	15,000	5/19/2012	—	—	—	—	—
	10,000	5,000	8/27/2011	—	—	—	—	—
	—	5,000	8/27/2012	—	—	—	—	—
	45,000	15,000	2/20/2011	—	—	—	—	—
	—	15,000	2/20/2012	—	—	—	—	—
	—	15,000	2/20/2013	—	—	—	—	—
	32,000	8,000	2/23/2011	—	—	—	—	—
	—	8,000	2/23/2012	—	—	—	—	—
	—	8,000	2/23/2013	—	—	—	—	—
	—	8,000	2/23/2014	—	—	—	—	—
	—	—	—	20,000	—	—	—	—
	—	—	—	—	20,000	20,000	5/19/2011
	—	—	—	—	—	—	—	12,750

Stephen D. Seidel	5,777	5,777	4/2/2011	—	—	—	—	—
	12,500	6,250	2/19/2011	—	—	—	—	—
	—	6,250	2/19/2012	—	—	—	—	—
	63,562	21,188	2/20/2011	—	—	—	—	—
	—	21,187	2/20/2012	—	—	—	—	—
	—	21,187	2/20/2013	—	—	—	—	—
	26,000	6,500	2/23/2011	—	—	—	—	—
	—	6,500	2/23/2012	—	—	—	—	—
	—	6,500	2/23/2013	—	—	—	—	—
	—	6,500	2/23/2014	—	—	—	—	—
	—	—	—	15,250	—	—	—	—
	—	—	—	—	7,323	1,373	4/2/2011	—
	—	—	—	—	—	5,950	2/19/2011	—
	—	—	—	—	—	—	—	16,500

Todd M. Fruchterman M.D., Ph. D.	—	—	—	—	—	—	—	—

(1)	One-third of these performance-based options granted in February 2009 were scheduled to vest on the first anniversary of grant upon attainment of the Company’s 2009 target CFM; an additional third (as well as the first tranche, if not already vested) would vest on the second anniversary of grant if the 2010 CFM was at least 107.5% of the 2009 target CFM; and any unvested portion of the option will vest if the 2011 CFM is at least 115.6% of the 2009 target CFM. Moreover, a special accelerated vesting rule provides that one-half of the performance-based option grant would vest if the Company’s 2009 CFM was at least 110% of the 2008 CFM (in which case the foregoing general vesting rule will be suspended to that extent), and the performance-based option would vest in full if the Company’s 2010 CFM is at least 121% of the 2008 CFM. As of 2010 fiscal year end none of the performance targets and none of the conditions for accelerated vesting had been met.
(2)	The vesting dates presented may accelerate based on Company financial performance as discussed in “Compensation Discussion and Analysis.”
(3)	The lapsing of restrictions on 2008 performance-based shares was tied to achievement of annual incremental revenue milestones over a three-year performance period based on the following schedule: (i) if at least 80% but less than 100% of the Company’s annual incremental revenue milestone for the immediately preceding fiscal year is met, (x) one-sixth of the performance shares will vest on the next anniversary of the grant date, and (y) an additional one-sixth of the performance shares will also vest for a prior year for which no vesting has occurred; and (ii) if at least 100% of the Company’s annual incremental revenue milestone for the immediately preceding fiscal year is met, (x) one-third of the performance shares will vest on the next anniversary of the grant date, and (y) any unvested performance shares that were eligible for vesting for a prior year will also vest. As of 2010 fiscal year end none of the performance targets had been met, and it was not probable that the performance measures would be met on these awards.
(4)	The lapsing of restrictions on 2010 performance-based restricted stock units is tied to the achievement of certain free cash flow targets over a three-year period, as measured by comparing free cash flow for 2012 against free cash flow for 2009.

Option Exercises and Stock Vested in 2010

The following table provides information concerning exercises of stock options and awards which vested during 2010 on an aggregated basis. The table reports the number of securities for which the options were exercised and for which restricted stock vested, and the aggregate dollar value realized upon exercise of options and vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (2) (#)	Value Realized on Vesting (3) ($)
Catherine M. Burzik	—	—	13,734	607,317
Martin J. Landon	50,000	1,567,154	5,713	266,307
Michael Genau	—	—	—	—
Lisa N. Colleran.	—	—	—	—
Stephen D. Seidel	21,188	587,331	5,269	232,137
Todd M. Fruchterman, M.D., Ph.D	33,688	435,069	1,374	67,092

(1)	We computed the dollar amount realized on exercise by multiplying the number of shares by the difference between the market price of the underlying securities at exercise and the exercise price of the options.
(2)	Shares withheld for minimum tax withholdings were 4,521 for Ms. Burzik; 2,084 for Mr. Landon; 1,675 for Mr. Seidel; and 364 for Dr. Fruchterman.
(3)	We computed the dollar amount realized upon vesting by multiplying the number of shares by the closing price of KCI stock on the day of vesting.

Potential Payments Upon Termination or Change in Control

The information below describes and estimates certain compensation that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2010 (other than for Dr. Fruchterman, whose actual compensation payable in connection with his separation is described below), given the named executive officer’s compensation and service levels as of such date and, if applicable, based on KCI’s closing stock price on December 31, 2010 (the last NYSE trading day of 2010). These benefits are in addition to benefits available generally to salaried employees, such as distributions under KCI’s bonus plans, disability benefits and accrued salary and vacation benefits.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those estimated below. Factors that could affect these amounts include the timing during the year of any such event and KCI’s stock price at that time. There can be no assurance that a termination or change in control would produce the same or similar results as those described below if any assumption used to prepare this information is not correct in fact.

Burzik Offer Letter. Under Ms. Burzik’s offer letter, in the event she leaves the employment of KCI for “Good Reason” or if she is terminated by the Company for any reason other than for “Cause,” she is eligible for the following severance pay and benefits: (i) a lump sum payment equal to two times her then prevailing base salary and target bonus; (ii) reimbursement of COBRA premiums for up to a total maximum of 18 months; and (iii) a pro-rated payment of her incentive bonus based upon actual performance.

Ms. Burzik may also receive compensation equal to three times her then-prevailing base salary and target bonus in the event her employment is terminated at or after a change in control. If any lump sum payment to Ms. Burzik would individually or together with any other amounts paid or payable constitute an “excess parachute payment” within the meaning of Code Section 280G, and applicable regulations thereunder, the amounts to be paid may be increased such that Ms. Burzik would receive the amount of compensation provided in her contract after payment of the tax imposed by Section 280G.

If any payment, distribution or other benefit to Ms. Burzik, arising in connection with the terms and conditions of her offer letter would be subject to any tax under Code Section 4999, then KCI will pay Ms. Burzik an additional payment in an amount (“Gross-Up Payment”) such that, after payment by Ms. Burzik of all income and other taxes imposed on the Gross-Up Payment, she retains an amount of the Gross-Up Payment sufficient to pay the excise tax imposed on the payment.

Under Ms. Burzik’s offer letter, “Good Reason” generally means the occurrence of any of the following without her prior written consent: (i) a material reduction of her authorities, duties, or responsibilities as an executive officer or director of KCI, provided that following a change in control, it shall be considered Good Reason if she determines, in good faith, that she cannot continue her duties as Chief Executive Officer of KCI; (ii) KCI’s requiring her to be based at a location in excess of fifty miles from KCI’s headquarters in San Antonio; (iii) a material reduction of her base salary or target bonus percentage as in effect from time to time; (iv) the failure of KCI to obtain a satisfactory agreement from any successor company to assume and agree to perform KCI’s obligations under her offer letter and deliver a copy thereof to her; or (v) the failure of the Board to nominate or re-nominate her to serve on the Board.

Under Ms. Burzik’s offer letter, “Cause” generally means conduct involving one or more of the following: (i) the substantial and continuing failure to render services to KCI or any subsidiary or affiliate, provided that KCI or any subsidiary or affiliate provides her with adequate notice of such failure and, if such failure is capable of cure, she fails to cure such failure within 30 days of the notice; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) an indictment of, conviction of, or no contest plea to, an act of theft, fraud or embezzlement; (iv) the commission of a felony; or (v) a material breach of the terms of an agreement between her, on the one hand, and KCI or any subsidiary or affiliate on the other hand or a material breach of any material Company policy.

Colleran Employment Agreement. Under the terms of Ms. Colleran’s employment agreement, Ms. Colleran will be entitled to the following severance pay and benefits if she is terminated by the Company without “Cause,” or if she terminates her employment for “Good Reason”: (i) a payment in the amount of her then-current annual target bonus (or two times this amount if such termination occurs with 24 months of a change in control); (ii) payment in the amount of 12 months base salary (or 24 months if such termination occurs with 24 months of a change in control); and (iii) 12 months of subsidized COBRA coverage and an additional six months of COBRA coverage at the Company’s sole expense. In the event Ms. Colleran is terminated as a result of her death or disability, she will be entitled to a pro rata bonus (based upon the greater of the prior year’s annual bonus or the target bonus for the year of termination), pro-rated based on the number of days she was employed during the year of termination and payable in a lump sum.

Ms. Colleran may also receive compensation equal to two times her then-prevailing base salary and target bonus in the event her employment is terminated at or after a change in control. Pursuant to Ms. Colleran’s employment agreement, if it is determined that any payments to her would be subject to the excise tax under Code Section 4999 in the event of a change in control, she is subject to a “Better After Tax” provision. This “Better After Tax” provision reduces Ms. Colleran’s change in control payments if she would receive more on an after tax basis due to the reduction. Otherwise, Ms. Colleran’s change in control payments are not reduced and she is subject to the excise tax. Ms. Colleran’s employment agreement does not provide any gross-up payment for the excise tax.

Under Ms. Colleran’s employment agreement, “Cause” generally means her (i) conviction of, guilty plea to or confession of guilt of a felony or a criminal act involving moral turpitude, (ii) commission of a fraudulent, illegal or dishonest act in respect of LifeCell or its successors, (iii) willful misconduct or gross negligence that reasonably could be expected to be injurious to the business, operations or reputation of LifeCell or its successors (monetarily or otherwise), (iv) material violation of LifeCell’s policies or procedures in effect from time to time, provided that to the extent the violation is subject to cure, she will have a reasonable opportunity to cure the violation after written notice thereof, (v) material failure to perform her duties as assigned from time to time, provided that to the extent the failure is subject to cure, she will have a reasonable opportunity to cure the non-performance after written notice, (vi) breach of the terms of her restrictive covenants, or (vii) other material breach of her representations, warranties, covenants and other obligation under the employment agreement, provided that to the extent the breach of a covenant or other obligation is subject to cure, she will have a reasonable opportunity to cure the breach after written notice.

Under Ms. Colleran’s employment agreement, “Good Reason” generally means (i) the failure of LifeCell, without Ms. Colleran’s consent, to pay any amounts due to her or to fulfill any other material obligations under the agreement, other than failures that are remedied by LifeCell within 30 days after receipt of written notice; (ii) action by LifeCell that results in a material diminution, without Ms. Colleran’s consent, in her duties and responsibilities (other than isolated actions not taken in bad faith and that are remedied by LifeCell within 30 days after receipt of written notice); (iii) any material decrease in Ms. Colleran’s annual base salary; or (iv) any move of the offices of LifeCell without Ms. Colleran’s consent, such that she would be required to commute more than 25 miles more each way than she commutes immediately prior to the relocation.

Executive Retention Agreements. The Company has entered into Executive Retention Agreements with each of Messrs. Landon, Genau, and Seidel. Each of the Executive Retention Agreements provides that if the executive is terminated without “Cause” or resigns for “Good Reason,” then the executive is eligible for a severance payment in the amount of his annual base salary and annual target bonus, and reimbursement of COBRA premiums for up to 12 months following the date of such termination. Alternatively, if the executive is terminated without Cause or resigns for Good Reason within 24 months following a change in control, the executive is eligible for a severance payment amount of two times the sum of his base salary and annual target bonus, and reimbursement of COBRA premiums for up to 18 months.

Under the Executive Retention Agreements, “Good Reason” generally means the occurrence of any of the following: (i) the material reduction of the executive’s duties and/or responsibilities, which is not cured within 30 days after the executive provides written notice to the Company; provided, however, it shall not be considered Good Reason if, upon or following a change in control, the executive’s duties and responsibilities remain the same as those prior to the change in control but the executive’s title and/or reporting relationship is changed; (ii) the material reduction of the executive’s base salary (which is not cured within 30 days after the executive provides written notice), other than across-the-board decreases in base salary applicable to all executive officers of the Company; or (iii) the relocation of the executive to a business location in excess of 50 miles from the Company’s headquarters in San Antonio (which is not cured within 30 days after the executive provides written notice).

Under the Executive Retention Agreements, “Cause” generally means conduct involving one or more of the following: (i) the substantial and continuing failure of the executive to render services to the Company or any subsidiary or affiliate in accordance with the executive’s obligations and position with the Company, subsidiary or affiliate; provided that the Company or any subsidiary or affiliate provides the executive with adequate notice of such failure and, if such failure is capable of cure, the executive fails to cure such failure within 30 days of the notice; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) the executive’s indictment of, conviction of, or no contest plea to, an act of theft, fraud or embezzlement; (iv) the commission of a felony; or (v) a material breach of the terms of an agreement between the executive and the Company or between the executive and any subsidiary or affiliate of the Company or a material breach of any Company policy.

2008 Omnibus Stock Incentive Plan. The 2008 Omnibus Stock Incentive Plan provides that, upon the occurrence of a change in control, an equitable substitution or proportionate adjustment shall be made for all outstanding equity awards, unless they are cancelled in exchange for a cash payment or other property therefor. In addition, if within 24 months following a change in control, the participant’s employment is terminated by the Company other than for “Cause,” then (i) all outstanding time-based awards will vest and all restrictions on such awards will lapse, and (ii) all outstanding performance-based awards will vest as if target performance has been achieved and all restrictions on such awards will lapse as if target performance has been achieved. Additionally, for equity grants to employees made pursuant to the 2008 Omnibus Stock Incentive Plan award agreements, all outstanding options, shares of restricted stock and restricted stock units immediately vest upon death or disability.

Under the 2008 Omnibus Stock Incentive Plan, “Cause” generally means (x) in the case of a participant who has an employment agreement with the Company or an affiliate that contains a definition of “cause” or any similar term or phrase, the meaning set forth in the agreement unless otherwise provided in an award agreement; and (y) in the case of a participant who does not have such an employment agreement, conduct involving one or more of the following: (i) the participant’s substantial and continuing failure to render services to the Company or an affiliate in accordance with the participant’s obligations and position; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) the participant’s indictment of, conviction of, or no contest plea to, an act of theft, fraud or embezzlement, or a felony; or (iv) a material breach of (a) the terms of an agreement between the participant and the Company or an affiliate, or (b) any Company policy.

2004 Equity Plan. The 2004 Equity Plan provides that, upon the occurrence of a change in control, all outstanding equity awards will become immediately vested unless such awards are either assumed or an equitable substitution is made therefor. In addition, if, within 24 months following a change in control, the participant’s employment or service with the Company, any subsidiary or affiliate thereof, or any successor to any of the foregoing is terminated by the Company other than for “Cause,” then all outstanding equity awards held by such participant shall immediately vest. Mr. Seidel has been granted certain options that provide for immediate vesting if he is terminated by the Company other than for “Cause.”

Under the 2004 Equity Plan, “Cause” generally means, unless a participant has an employment agreement with the Company or an affiliate that contains a definition of “cause” or any other similar term or phrase, in which case “Cause” has the meaning set forth in such agreement, or unless otherwise provided in an award agreement, conduct involving one or more of the following: (i) the substantial and continuing failure of the participant to render services to the Company or an affiliate in accordance with the participant’s obligations and position, provided that the Company or an affiliate provides the participant with adequate notice of the failure and, if the failure is capable of cure, the participant fails to cure the failure within 30 days of the notice; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) the participant’s indictment of, conviction of, or no contest plea to, an act of theft, fraud or embezzlement; (iv) the commission of a felony; or (v) a material breach of the terms of an agreement between the participant, on the one hand, and the Company or an affiliate on the other hand or a material breach of any material Company policy.

Executive Benefits and Payments Upon Termination Table

The following table shows the potential payments to our named executive officers under existing agreements, plans or other arrangements for various scenarios involving a change in control or termination of employment, in each case assuming the termination date was December 31, 2010, and where applicable using the closing price of our common stock of $41.88 on that date, and excludes Dr. Fruchterman due to his departure from the Company during 2010.

Name	Good Reason Termination ($)	Involuntary Not for Cause Termination ($)	Change in Control (1) ($)	Termination Following a Change in Control (2) ($)	Termination Due to Death or Disability ($)
Catherine M. Burzik
Severance	3,759,000	3,759,000	—	5,638,500	3,759,000
Accelerated Vesting of Long-Term Incentives	—	—	—	7,056,990	6,769,442
Tax Gross-Up (3)	—	—	—	3,225,491	—
COBRA premium reimbursements (4)	19,170	19,170	—	19,170	19,170

Total	3,778,170	3,778,170	—	15,940,151	10,547,612

Martin J. Landon
Severance	756,000	756,000	—	1,512,000	—
Accelerated Vesting of Long-Term Incentives	—	—	—	2,232,268	2,174,767
COBRA premium reimbursements (4)	19,446	19,446	—	29,169	—

Total	775,446	775,446	—	3,773,437	2,174,767

Michael C. Genau
Severance	882,000	882,000	—	1,764,000	—
Accelerated Vesting of Long-Term Incentives	—	—	—	4,658,418	4,658,418
COBRA premium reimbursements (4)	19,446	19,446	—	29,169	—

Total	901,446	901,446	—	6,451,587	4,658,418

Lisa N. Colleran
Severance	715,500	715,500	—	1,431,000	318,000
Accelerated Vesting of Long-Term Incentives	—	—	—	2,360,445	2,360,445
COBRA premium reimbursements (4)	19,170	19,170	—	19,170	—

Total	734,670	734,670	—	3,810,615	2,678,445

Stephen D. Seidel
Severance	703,800	703,800	—	1,407,600	—
Accelerated Vesting of Long-Term Incentives	—	—	—	2,158,802	2,101,301
COBRA premium reimbursements (4)	19,446	19,446	—	29,169	—

Total	723,246	723,246	—	3,595,571	2,101,301

(1)	This column assumes that long-term incentives were assumed by a successor corporation.
(2)	This column excludes any benefit the executive would also be entitled to receive upon the occurrence of a change in control as disclosed in the column immediately to the left.
(3)	This amount was calculated with the following assumptions: a 20% excise tax rate, a 35% federal income tax rate, a 1.45% Medicare tax rate, and a 0% Texas state income tax rate.
(4)	This amount is based on the estimated annual cost of health care premiums to KCI, and represents the maximum potential reimbursement amount.

2010 Director Compensation Table

The following table provides information concerning the compensation of the non-employee members of the Board of Directors for 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards (1) ($)	All Other Compensation ($)	Total ($)
Ronald W. Dollens	99,500	199,964	199,999	—	499,463
James R. Leininger, M.D. (2)	63,000	99,961	99,990	105,947	368,898
John P. Byrnes	69,000	99,961	99,990	—	268,951
Craig R. Callen	75,000	99,961	99,990	—	274,951
Woodrin Grossman	92,000	99,961	99,990	—	291,951
Harry R. Jacobson, M.D.	79,500	99,961	99,990	—	279,451
Carl F. Kohrt, Ph.D.	72,000	99,961	99,990	—	271,951
David J. Simpson	85,500	99,961	99,990	—	285,451
C. Thomas Smith	102,500	99,961	99,990	—	302,451
Donald E. Steen	91,000	99,961	99,990	—	290,951

(1)	The columns “Stock Awards” and “Option Awards” indicate the aggregate grant date fair value in the year the awards were granted, computed in accordance with FASB ASC Topic 718. For a discussion on valuation assumptions, please see Note 1(t) to the 2010 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.
(2)	All other compensation for Dr. Leininger consists of $105,947 of costs incurred by KCI on behalf of Dr. Leininger associated with office facilities and administrative assistance at our corporate headquarters in San Antonio, Texas.

Director Compensation

KCI uses a combination of cash and equity-based incentives to attract and retain qualified candidates to serve on the Board of Directors. Total compensation is determined by the Board of Directors, based upon market analyses obtained by the Board of Directors from the compensation consultant.

The Board of Directors of KCI approved the Kinetic Concepts, Inc. Compensation Policy for Outside Directors on December 4, 2007. Employee-directors are not eligible to receive additional director compensation under the policy. The following table provides information regarding the annual cash compensation payable to each outside director in 2010 and 2011 pursuant to the KCI director compensation policy:

Director Compensation	Total ($)
Annual cash retainer	45,000
Additional retainer for Chairperson of the Board	35,000
Additional retainer for Chairperson of the Audit and Compliance Committee	20,000
Additional retainer for Chairperson of the Compensation Committee	20,000
Additional retainer for Chairperson of all other committees	10,000
Meeting fee (for each non-quarterly Board or committee meeting attended)	1,500

The KCI director compensation policy provides that each outside director will receive an annual grant of stock options with a Black-Scholes calculated value equal to approximately $100,000, or $200,000 for the Chairperson of the Board. In addition, each outside director will also receive an annual grant of restricted stock approximately equal in value to $100,000 as of the date of grant, or $200,000 for the Chairperson of the Board. If a new outside director is appointed to the Board at any time other than at an annual meeting of shareholders, such director will receive the annual stock option grant described above. During 2010, aggregate stock options and restricted stock granted to outside directors totaled 56,926 shares and 26,357 shares, respectively.

KCI also bears the expense of office facilities and administrative assistance at our corporate headquarters in San Antonio, Texas for Dr. James R. Leininger, founder of KCI and Chairman Emeritus of the Board of Directors. The total amount of expenses borne by KCI in this regard for 2010 was $105,947. This amount is included within All Other Compensation within the 2010 Director Compensation Table.

The 2003 Non-Employee Directors Stock Plan became effective on May 28, 2003, and was amended and restated on November 9, 2004, November 15, 2005, November 28, 2006 and December 4, 2007 (the “Director Plan”). In May of 2008, upon shareholder approval of the 2008 Omnibus Stock Incentive Plan, the Board of Directors determined that no new equity grants would be made under the Director Plan. Equity awards to directors are now made under the 2008 Omnibus Stock Incentive Plan. The exercise price of stock options granted under each plan is equal to the closing price of our common stock on the date that such stock option is granted. Stock options granted to non-employee directors generally vest and become exercisable incrementally over a period of three years. The right to exercise a stock option granted under the Director Plan terminates seven years after the grant date, unless sooner as provided for in the plan or an award agreement, and the right to exercise a stock option granted under the 2008 Omnibus Stock Incentive Plan terminates 10 years after the grant date, unless sooner as provided for in the plan or an award agreement. In the event of a change in control or termination by reason of the director’s death or disability, stock options under each plan generally vest in full. There are no outstanding, unvested restricted stock grants under the Director Plan. Restricted stock grants under the 2008 Omnibus Stock Incentive Plan also generally vest in full on the third anniversary of the date of grant, provided that if a director fails to be re-elected to serve as a Board member, then for each full year such director served as a Board member during such three-year period, one-third (1/3) of the restricted shares would vest. In the event of a termination by reason of the director’s death or disability, restricted stock grants under the 2008 Omnibus Stock Incentive Plan would vest in full. In the event of a change in control, the restricted stock grants under each plan would vest in full.

Supplemental Schedule of Equity Awards Outstanding for Directors at Year End 2010

Name	Stock Options – Number of Securities Underlying Unexercised Options (#)	Stock Awards – Number of Shares of Stock That Have Not Vested (#)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)
Ronald W. Dollens	57,274	17,643	38,243	19,031
James R. Leininger, M.D.	33,540	8,820	24,024	9,516
John P. Byrnes	33,540	8,820	24,024	9,516
Craig R. Callen	22,722	6,368	10,385	12,337
Woodrin Grossman	33,231	8,820	23,715	9,516
Harry R. Jacobson, M.D.	33,540	8,820	24,024	9,516
Carl F. Kohrt, Ph.D.	22,722	6,368	10,385	12,337
David J. Simpson	33,540	8,820	24,024	9,516
C. Thomas Smith	33,540	8,820	24,024	9,516
Donald E. Steen	33,540	8,820	24,024	9,516

Director Stock Ownership Requirement

Under the KCI director compensation policy, non-employee directors may not sell any shares of KCI stock (including shares acquired as a result of the exercise of a stock option) awarded pursuant to the KCI director compensation policy until such time as the director’s ownership of KCI stock equals or exceeds 5 times the director’s then-current annual cash retainer. This requirement terminates with respect to an outside director when such director ceases to serve on the Board. As of March 31, 2011, all of KCI’s directors were in compliance with the guidelines.

The material in the following report is not “soliciting material,” is not deemed “filed” with the SEC, and is not incorporated by reference into any filing of KCI under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Report of the Audit and Compliance Committee of the Board of Directors

The Audit and Compliance Committee of the Board of Directors oversees KCI’s financial reporting process on behalf of the Board of Directors. We meet with management and KCI’s independent auditors throughout the year and report the results of our Committee’s activities to the Board of Directors. In accordance with the Committee’s responsibilities set forth in the committee charter, the Committee has done the following:

We have reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management and Ernst & Young LLP, the independent auditors. As part of our review, we discussed significant accounting policies applied by KCI in its financial statements, as well as any alternative treatments.

We discussed with Ernst & Young LLP the matters covered by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we reviewed and discussed management’s report on internal control over financial reporting and the related audit performed by Ernst & Young LLP.

We received the written disclosures and the letter from Ernst & Young LLP confirming its independence as required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and have discussed with Ernst & Young LLP its independence. We also considered the non-audit services provided by Ernst & Young LLP to KCI, and concluded that the auditors’ independence has been maintained.

We discussed with the Corporation’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. We met with the internal auditors and Ernst & Young LLP at each regularly scheduled quarterly meeting, both with and without management present. Our discussions included the results of their respective examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

We appointed Ernst & Young LLP to audit the Corporation’s financial statements for 2011, subject to shareholder ratification of that appointment. Based on the reviews and discussions referred to above, in reliance on management and Ernst & Young LLP, and subject to the limitations of our role described below, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010.

We rely on management and the independent auditors in carrying out our responsibilities. Management is responsible for the preparation and fair presentation of KCI’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing KCI’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with U.S. generally accepted accounting principles. In addition, the independent auditors are responsible for auditing KCI’s internal controls over financial reporting and for expressing an opinion on the effectiveness of internal controls over financial reporting. The independent auditors informed us they performed their responsibilities in accordance with the standards of the Public Company Accounting Oversight Board.

Submitted by The Audit and Compliance Committee of the Board of Directors:

Woodrin Grossman, Chairman

Harry R. Jacobson, M.D.

David J. Simpson

C. Thomas Smith

Principal Accounting Fees and Services

Audit Fees

The aggregate fees billed by Ernst & Young LLP, our independent auditors, for professional services rendered for the audit of our annual consolidated financial statements included in our Annual Reports on Form 10-K, audits of internal controls, the reviews of the consolidated financial reports included in our Quarterly Reports on Form 10-Q and statutory audits, in each case, for each of the years ended December 31, 2010 and 2009 amounted to approximately $2.1 million and $2.2 million, respectively.

Audit Related Fees

No audit related fees were billed for the years ended December 31, 2010 and 2009.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2010 and 2009 amounted to approximately $391,000 and $395,000, respectively. Such services consisted of tax planning, transaction support and compliance.

All Other Fees

The aggregate fees billed by Ernst & Young LLP for services other than those described above under “Audit Fees,” “Audit Related Fees” and “Tax Fees” for each of the years ended December 31, 2010 and 2009 amounted to approximately $2,000. Such services consisted of online research support.

Audit and Compliance Committee Pre-Approval Policies and Procedures

The Audit and Compliance Committee policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors require that all engagements for services by Ernst & Young LLP or other independent auditors be subject to prior approval by the Audit and Compliance Committee. For audit services, the auditor must provide the Audit and Compliance Committee with an audit plan, no later than May 31 of each year, which outlines the scope of the audit services proposed to be performed during the fiscal year, along with a fee estimate. If approved by the Audit and Compliance Committee, the audit plan is formally accepted by the Audit and Compliance Committee at a regularly scheduled meeting. For non-audit services, our management must submit to the Audit and Compliance Committee for approval, no later than May 31 of each year, the list of non-audit services that it recommends the auditor be engaged to provide that year, along with a fee estimate for the services. The Audit and Compliance Committee will review, and at its sole discretion, approve, a list of services along with fees for such services. The Audit and Compliance Committee is to be informed routinely by management and the auditor as to the non-audit services actually provided by the auditor pursuant to the pre approval process.

Additionally, the Audit and Compliance Committee has delegated to its Chairman the authority to amend or modify the list of approved, permissible, non audit services and fees for which estimated fees do not exceed $50,000. The Chairman will report any such action taken to the Audit and Compliance Committee at its next meeting.

All services provided by Ernst & Young LLP and the related fees set forth above were unanimously approved by the Audit and Compliance Committee in accordance with the pre-approval procedures described above, and were deemed not incompatible with maintaining Ernst & Young LLP’s independence.

Certain Relationships and Related Transactions

Review, Approval and Ratification of Transactions with Related Persons

KCI’s Codes of Conduct provide the Company’s written policies and procedures for the review of any activities by a director, executive officer or employee or members of their immediate families that create or appear to create an actual or potential conflict of interest.

The Directors’ Code of Business Conduct and Ethics prohibits directors from taking for themselves personally an opportunity that is discovered through the use of Company property, information or position without the consent of the Board of Directors. It also requires directors to disclose to the Audit and Compliance Committee actual or potential conflicts of interest. The policy generally does not provide a blanket prohibition on the use of an opportunity or a conflict of interest, but instead requires disclosure to the Board or a designated committee for further review and appropriate action by the Board of Directors.

The Code of Ethics for Chief Executive and Senior Financial Officers requires designated officers to comply with the laws that govern the conduct of the Company’s business and to report suspected violations. It requires these officers to promote compliance with the Company’s policy to make full and accurate disclosure in the documents filed with the SEC and also requires disclosure of a conflict of interest to the Audit and Compliance Committee.

The KCI Code of Conduct for Ethical Business Practices details numerous obligations for all Company employees relating to (a) responsibilities to the organization, (b) fair dealing, (c) antitrust laws, (d) responsibilities to other employees, (e) interacting with the government, (f) international business, and (g) healthcare laws.

KCI’s Corporate Governance Guidelines require interested transactions between the Company and a related party to be approved or ratified by the Nominating and Governance Committee. In determining whether to approve or ratify such transactions, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No director shall participate in any discussion or approval of an interested transaction in which he or she is a related party, except that such director shall provide all material information concerning such transaction to the Nominating and Governance Committee.

It is not possible to describe the many types of transactions covered by these policies meaningfully. The policies are intended to cover significant transactions such as contracts, investments, purchase orders or acquisitions or divestitures between the Company and its officers and directors or their affiliates.

Information about KCI’s Codes of Conduct, independent directors, independence criteria and other corporate governance matters is available in this Proxy Statement under the heading “Corporate Governance and Board of Directors Matters,” above, and is also available on our website at www.kci1.com.

Related Transactions

Dr. Leininger, together with his affiliates, owns greater than 5% of our outstanding common stock as of March 31, 2011. Dr. Leininger is a current director of KCI and Chairman Emeritus of the Board of Directors. KCI provides Dr. Leininger with office space and administrative assistance at its corporate headquarters.

The shareholder agreement among KCI, Dr. Leininger and his related parties, and certain other parties was amended and restated in January 2005. Under the amended shareholder agreement, we are required to file a shelf registration statement permitting the continuous resale of securities from time to time upon written request. We are also required to indemnify Dr. Leininger and others for designated liability under the securities laws.

A member of our Board of Directors, Harry R. Jacobson, M.D., previously served as the Vice Chancellor for Health Affairs of Vanderbilt University, with which we conduct business on a limited basis. During fiscal years 2010, 2009, and 2008, we recorded revenue of approximately $2.2 million, $3.3 million, and $2.5 million, respectively, for products billed to Vanderbilt University.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

Additional Information

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to multiple shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process of “householding” potentially provides extra convenience for shareholders and cost savings for companies. KCI and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to American Stock Transfer and Trust Company at 59 Maiden Lane, New York, New York 10038, or by calling 1-800-937-5449.

Copies of our 2010 Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2010 have been included within the package of materials sent to you.

KINETIC CONCEPTS, INC.

8023 VANTAGE DR.

SAN ANTONIO, TX 78230

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 James R. Leininger M.D. 02 Woodrin Grossman

For Withhold For All To withhold authority to vote for any

All All Except individual nominee(s), mark “For All

Except” and write the number(s) of the

nominee(s) on the line below.

03 Carl F. Kohrt, Ph.D. 04 David J. Simpson

The Board of Directors recommends you vote FOR proposals 2 and 3.

2 To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2011.

3 Advisory vote on executive compensation.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

4 Advisory vote on the frequency of holding future advisory votes on executive compensation.

The Board of Directors recommends you vote FOR the following proposal:

5 In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. (see reverse for instructions)

Please indicate if you plan to attend this meeting

Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

For Against Abstain

1 year 2 years 3 years Abstain

For Against Abstain

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

0000103723_1 R1.0.0.11699

ANNUAL MEETING OF SHAREHOLDERS OF

KINETIC CONCEPTS, INC.

MAY 24, 2011

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, 10K Wrap is/are available at www.proxyvote.com .

KINETIC CONCEPTS, INC. PROXY

Annual meeting of Shareholders, May 24, 2011 This proxy is Solicited on Behalf of the Board of Directors

The undersigned shareholder of Kinetic Concepts, Inc., a Texas corporation (the “Company”), hereby appoints Martin J. Landon and John T. Bibb, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Shareholders of the Company to be held at The Westin La Cantera Resort, 16641 La Cantera Parkway, San Antonio, Texas 78256 on Tuesday, May 24, 2011 at 8:30 a.m., Central Time (the “Annual Meeting”), and any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side. The undersigned hereby revokes all previous proxies and acknowledges receipt of the Notice of the Annual Meeting of Shareholders to be held on May 24, 2011 and the Proxy Statement.

This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted “FOR” the election of directors listed above, “FOR” Proposals 2 and 3, “1 YEAR” on Proposal 4, and as said proxies deem advisable on such other matters as may properly come before the meeting or adjournment or postponement thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000103723_2 R1.0.0.11699